Exhibit 10.2

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 22, 2026 (the "Effective Date"), by and between First Choice Healthcare Solutions, Inc., a Delaware corporation ("Buyer"), and Gary C. Bernard, M.D., an individual resident of St. Johns County, Florida ("Seller"). Buyer and Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, Buyer and Seller previously entered into that certain Stock Purchase Agreement dated as of July 20, 2023 (as amended by that certain Addendum dated May 5, 2024, the "Original Agreement");

WHEREAS, Buyer and Seller desire to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, Seller owns all of the issued and outstanding capital stock of Pointe Medical Services, Inc., a Florida corporation ("Pointe Medical Services"), Pointe Med Pharmacy, Inc., a Florida corporation ("Pointe Med Pharmacy"), and Livewell MD, Inc., a Florida corporation ("Livewell MD"), and, together with the Live Well Minority Members, owns all of the issued and outstanding membership interests of Live Well Drugstore, LLC, d/b/a Trulife Pharmacy, a Florida limited liability company ("Live Well Drugstore" and, together with Pointe Medical Services, Pointe Med Pharmacy and Livewell MD, each an "Acquired Company" and collectively, the "Acquired Companies");

WHEREAS, contemporaneously with the Closing, Seller will acquire from the other members of Live Well Drugstore (the "Live Well Minority Members") all of the membership interests of Live Well Drugstore not directly or indirectly owned by Seller pursuant to a separate purchase and sale agreement between Seller and such Live Well Minority Members (the "Live Well Minority Acquisition"), such that immediately following the consummation of the Live Well Minority Acquisition, Seller will own all of the membership interests of Live Well Drugstore;

WHEREAS, in connection with the Live Well Minority Acquisition, Buyer has agreed, on the terms and subject to the conditions set forth herein, to issue or cause to be issued equity securities to the Live Well Minority Members as consideration payable in respect of the membership interests of Live Well Drugstore acquired by Seller from such members pursuant to the Live Well Minority Acquisition;

WHEREAS, Buyer and Westin Acquisition Corp., a Cayman Islands exempted company that will domesticate as a Nevada corporation ("Westin"), have entered into the Westin BCA, pursuant to which, among other things, (a) on the day that is one Business Day prior to the Closing Date, Westin will de-register from the Register of Companies in the Cayman Islands and domesticate as a Nevada corporation (the "Domestication"), following which Westin will continue as the Nasdaq-listed public holding company referred to herein as "PubCo", and (b) immediately following the Domestication, on the Closing Date, a wholly-owned subsidiary of Westin will

merge with and into Buyer (the "Merger"), with Buyer surviving the Merger as a wholly-owned subsidiary of PubCo (as defined more particularly herein, the "Business Combination"), and certain of the consideration payable pursuant to this Agreement is expected to be funded or issued in connection with the Business Combination;

WHEREAS, immediately following the consummation of the Live Well Minority Acquisition, and contemporaneously with the closing of the Business Combination, and on the terms and subject to the conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding capital stock of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD and all of the membership interests of Live Well Drugstore (collectively, the "Purchased Securities").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, terms appearing in initial capitalized form shall have the meanings set forth below:

"Accounts Receivable" has the meaning set forth in Section 3.08.

"Acquired Companies" has the meaning set forth in the Recitals.

"Action" means any action, claim, complaint, petition, charge, demand, suit, arbitration, mediation, hearing, audit, examination, investigation, inquiry, proceeding or other similar matter, whether civil, criminal, administrative, regulatory or informal, by or before any Governmental Authority or arbitrator.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. In the case of a natural Person, "Affiliate" also includes such Person's spouse and immediate family members residing in the same household and any trust or entity for which such Person or any of the foregoing serves as trustee, beneficiary or holds a controlling interest.

"Agreement" means this Agreement executed as of the Effective Date and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits attached hereto.

"Assumed Indebtedness" has the meaning set forth in Section 2.02(a).

"Business" means the business of the Acquired Companies as conducted as of the Effective Date and as conducted immediately prior to the Closing.

"Business Combination" means the strategic business combination between Buyer, Westin and their respective Affiliates, comprising the Domestication and the Merger, as a result of which Buyer will become a wholly-owned subsidiary of PubCo, as contemplated by the Westin BCA.

"Business Day" means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of Florida or is a day on which banking institutions located in such State are authorized or required by Law to close.

"Buyer" has the meaning set forth in the Preamble to this Agreement.

"Buyer's Knowledge" means the actual knowledge of Buyer after reasonable inquiry of the executive officers of Buyer who would reasonably be expected to have knowledge of the matter in question. The terms "know," "knowing" and "known," when used with respect to Buyer, shall be construed accordingly.

"Closing" means the consummation of the transactions contemplated by this Agreement in accordance with Section 2.06.

"Closing Payment" has the meaning set forth in Section 2.02(a).

"Closing Date" has the meaning set forth in Section 2.06.

"Closing Net Working Capital Statement" means the statement setting forth Buyer's calculation of the Net Working Capital of the Acquired Companies as of 11:59 p.m. Eastern Time on the Closing Date, prepared in accordance with this Agreement and the illustrative calculation set forth on Schedule 2.04.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Confidential Information" has the meaning set forth in Section 6.02.

"Contract" means any contract, agreement, arrangement, lease, license, indenture, note, bond, mortgage, deed of trust or other legally binding commitment or instrument, whether written or oral, to which any Acquired Company is a party or by which any Acquired Company or any of its assets is bound.

"Deferred Cash Payment" has the meaning set forth in Section 2.02(a).

"Disclosure Schedules" means the disclosure schedules delivered by Seller to Buyer on or prior to the Effective Date in connection with this Agreement, which set forth (a) exceptions to the representations and warranties of Seller contained in Article III and (b) other disclosures expressly required by this Agreement.

"ELOC Facility" means the equity line of credit facility contemplated by the Westin BCA providing for aggregate availability to PubCo of $100,000,000.

"Environmental Claims" means any and all Actions, Liens, or Orders asserted by any Person other than Buyer, Seller, the Acquired Companies, or any of their respective Affiliates arising out of or relating to (i) any actual or alleged violation of Environmental Laws or Environmental Permits, or (ii) the presence, release, discharge, handling, treatment, storage, disposal, or transportation of Hazardous Materials. Environmental Claims include, without limitation, any Actions, Liens, or Orders by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other corrective actions, damages, penalties, or costs under any Environmental Laws or Environmental Permits, and any claims by third parties seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to Hazardous Materials.

"Environmental Law" means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Governmental Authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Materials.

"Environmental Permits" means all permits, registrations, approvals, licenses, filings and submissions to any Governmental Authority required by or made by or on behalf of the Acquired Companies under or pursuant to any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Facility Leases" means, collectively, the Pointe Med Lease and the Live Well Lease.

"FDA" means the United States Food and Drug Administration and any successor agency thereto.

"Financial Statements" means (i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2024 and December 31, 2025 and the related audited statements of operations, shareholders' equity and cash flows for the fiscal years then ended, together with the notes thereto, and (ii) the unaudited interim financial statements of the Acquired Companies as of and for the three months ended March 31, 2026, in each case prepared in accordance with GAAP and included in the Westin F-4.

"GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

"Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including any court, tribunal, arbitrator, agency,

department, commission, board, bureau, instrumentality or regulatory authority thereof, or any self-regulatory organization.

"Hazardous Materials" means any chemicals, materials, other substances or wastes, in any amount or concentration, which are "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, and/or which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant, in each case under any applicable Environmental Law.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, including the regulations promulgated thereunder, including the Privacy Rule, Security Rule and Breach Notification Rule, and the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, and the regulations promulgated thereunder.

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations in respect of letters of credit, bankers' acceptances or similar credit support arrangements, (d) all obligations under capitalized or finance leases, (e) all obligations for the deferred purchase price of property, assets or services (other than trade payables incurred in the ordinary course of business consistent with past practice), (f) all accrued but unpaid interest, premiums, penalties, breakage costs or prepayment fees related to any of the foregoing, (g) all obligations in respect of any interest rate, currency or other hedging or swap arrangements, (h) all obligations secured by any lien on any property or asset of such Person, whether or not such obligations have been assumed by such Person, and (i) any guaranty of any of the foregoing.

"Intellectual Property" means all intellectual property owned or used by the Acquired Companies, including, without limitation, all:

(a) inventions, models, designs, developments, ideas, concepts, shop rights, proprietary processes and formulae, and items of proprietary know-how, information or data whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications;

(b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications;

(c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application or applications;

(d) trademarks, service marks, trade dress, logos, trade names, domain names, business names and corporate names, whether or not registered, including all common law rights and

registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions;

(e) copyrights (registered or otherwise), copyrighted works, mask works, derivative works, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

(f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, programs, documentation and other materials related thereto;

(g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

(h) whether or not confidential, technology (including know-how and show-how), manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, projections, market studies, pricing and cost information, business and marketing plans and prospects, customer and supplier lists and information;

(i) copies and tangible embodiments of all of the foregoing, in whatever form or medium;

(j) rights to obtain and rights to apply for patents, to claim priority to earlier-filed patent applications, and to register trademarks and copyrights;

(k) rights to sue and recover and retain damages and costs and attorneys' fees for any present or past infringement of any of the intellectual property rights set forth above;

(l) all intangible rights, in whatever form, recognized as protectable intellectual property under the laws of any country; and

(m) all the goodwill associated with any of the foregoing, and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing, in each case which are owned, used, licensed or assigned by or to the Acquired Companies.

"IRS" means the United States Internal Revenue Service.

"Key Employees" means each of Schuyler Bernard, M.D. and Doren Johnson.

"Law" means any statute, law, ordinance, decree, order, injunction, rule, directive or regulation of any Governmental Authority, and includes rules and regulations of any regulatory or self-

regulatory authority compliance with which is required by any such statute, law, ordinance, decree, order, injunction, rule, directive or regulation.

"Leased Real Property" has the meaning set forth in Section 3.12(b).

"Liabilities" or "Liability" means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, liquidated or unliquidated, whether accrued, vested or otherwise, and whether or not reflected or required to be reflected on the financial statements of a Person.

"Lien" means any lien, security interest, mortgage, deed of trust, pledge, charge, encumbrance, adverse claim or other restriction of any kind, including any easement, right of way or other encumbrance affecting title, and any lien arising under applicable Law, including Environmental Laws or in respect of any Tax.

"Lock-Up Agreement" means a lock-up agreement, in form and substance reasonably acceptable to Buyer and Seller, by and among PubCo, Seller and each of the Live Well Minority Members, providing that, for a period of one hundred eighty (180) days after the Closing Date, none of Seller or the Live Well Minority Members shall, without the prior written consent of PubCo, offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other transaction that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of PubCo Common Stock constituting the Equity Consideration or the Live Well Minority Stock Consideration (or any securities convertible into, exchangeable for, or exercisable for any such shares), subject to customary exceptions (including transfers by will or intestacy, or to Affiliates or family members for bona fide estate-planning purposes, in each case so long as the transferee agrees in writing to be bound by the terms of the Lock-Up Agreement).

"Live Well Drugstore" has the meaning set forth in the Recitals.

"Live Well Lease" means that certain lease for the premises located at 3516 Enterprise Way, Units 7 and 8, Green Cove Springs, Florida 32043, substantially in the form of the draft lease attached hereto as Exhibit A-1.

"Livewell MD" has the meaning set forth in the Recitals.

"Live Well Minority Closing Deliverables" means, with respect to each Live Well Minority Member, the certificate or certificates representing such holder's Live Well Minority Interests, together with a duly executed assignment of membership interest endorsed in blank with signature guaranteed, or, in the case of any lost certificate, customary affidavits of loss, indemnities and such other transfer documents as Buyer may reasonably require.

"Live Well Minority Members" means the holders of all issued and outstanding membership interests of Live Well Drugstore not owned of record and beneficially by Seller immediately prior to the Closing, as set forth on Schedule A.

"Live Well Minority Interests" means all membership interests of Live Well Drugstore held by the Live Well Minority Members immediately prior to the Closing.

"Make-Good Shares" has the meaning set forth in Section 2.03(c).

"Make-Good Share Cap" has the meaning set forth in Section 2.03(c).

"Material Adverse Effect" means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in general economic, regulatory or political conditions; (b) changes generally affecting the industries in which the Acquired Companies operate; (c) changes in applicable Laws or in GAAP or other applicable accounting regulations or principles; (d) the announcement or pendency of this Agreement or the transactions contemplated hereby; (e) acts of war, terrorism, or sabotage, or any escalation or material worsening thereof; (f) acts of God, natural disasters, pandemics or other force majeure events; or (g) matters disclosed in the Disclosure Schedules; provided, further, that any change or effect referred to in clauses (a) through (f) shall be taken into account to the extent such change or effect has a disproportionate adverse impact on the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.

"Material Contracts" has the meaning set forth in Section 3.19(a).

"Measurement Date" has the meaning set forth in Section 2.03(b).

"Minority Holder Agreement" means the Minority Holder Agreement, in form and substance reasonably acceptable to Buyer and Seller, to be entered into by Seller and each of the Live Well Minority Members in connection with the Live Well Minority Acquisition and the issuance of the Live Well Minority Stock Consideration, as further described in Section 2.02(c).

"Net Working Capital" means, as of any specified time, (a) the current assets of the Acquired Companies, excluding cash and cash equivalents, minus (b) the current liabilities of the Acquired Companies, excluding Indebtedness and transaction expenses, in each case determined in accordance with GAAP applied on a basis consistent with the Financial Statements; provided, however, that for purposes of determining Net Working Capital under this Agreement, the accounting principles, classifications, judgments and methodologies reflected on Schedule 2.04 shall govern, and to the extent any matter is not expressly addressed on Schedule 2.04, Net Working Capital shall be determined in accordance with GAAP applied on a basis consistent with the Financial Statements. Accounts receivable and work-in-process shall be reflected net of reserves for uncollectible accounts and bad debt determined in a manner consistent with the Acquired Companies' past practices and historical rates of collectability.

"Neutral Accounting Firm" means an independent accounting firm of nationally recognized standing that is not, and has not been within the prior twenty-four (24) months, engaged by Buyer, Seller, any Acquired Company or any of their respective Affiliates.

"Non-Signing Minority Holder" has the meaning set forth in Section 2.08(a).

"Order" means an order, writ, injunction, or decree of any court or Government.

"Ordinary Course" means, with respect to the Business of the Acquired Companies, only the ordinary course of commercial operations customarily engaged in by the Acquired Companies consistent with industry norms and the Acquired Companies' prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of the Acquired Companies or of any product line or business unit of the Acquired Companies, (ii) involving modification or adoption of any Plan, or (iii) which requires approval by the board of directors or shareholders of Pointe Medical Services, Pointe Med Pharmacy or Livewell MD, or approval by the members or managers of Live Well Drugstore, or (b) the incurrence of any material Liability for any tort or any breach or violation of or default under any Contract or Law.

"Outside Date" has the meaning set forth in Section 10.02.

"Party" or "Parties" have the meaning set forth in the Preamble.

"Performance Bonus" has the meaning set forth in Section 2.02(d).

"Permitted Liens" means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, laborers and similar Liens arising in the ordinary course of business for amounts not yet due and payable, (c) purchase money Liens incurred in the ordinary course of business in connection with the acquisition of equipment or other tangible personal property, and (d) other Liens that do not materially impair the value or use of the assets of the Acquired Companies in the conduct of the Business as currently conducted.

"Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

"PIPE Financing" means the private placement of PubCo Common Stock, or securities convertible into or exchangeable for PubCo Common Stock, contemplated by the Westin BCA to be consummated substantially concurrently with, or following, the closing of the Business Combination and resulting in gross proceeds to PubCo of not less than $10,000,000.

"Plan" means any agreement, arrangement, plan, or policy, whether or not written, that involves (a) any pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or "fringe" benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement.

"Pointe Med Lease" means that certain lease for the premises located at 1996 Kingsley Avenue, Orange Park, Florida 32073, substantially in the form of the draft lease attached hereto as Exhibit A-2.

"Pointe Med Pharmacy" has the meaning set forth in the Recitals to this Agreement.

"Pointe Medical Services" has the meaning set forth in the Recitals to this Agreement.

"Pre-Closing Tax Period" has the meaning set forth in Section 6.05(a).

"PubCo Common Stock" means, following the Domestication, the common stock, par value $0.0001 per share, of PubCo, together with any securities into which such shares may thereafter be converted, exchanged or reclassified.

"PubCo Joinder" means a joinder or confirmation agreement, in form and substance reasonably acceptable to Seller, executed and delivered by PubCo, pursuant to which PubCo becomes directly and primarily obligated, on the terms set forth in this Agreement, with respect to the issuance of the Equity Consideration and the Live Well Minority Stock Consideration, the registration and maintenance of the effectiveness of the registration of the shares of PubCo Common Stock comprising the same, and the make-good obligations set forth in Section 2.03.

"Purchase Price" has the meaning set forth in Section 2.02.

"Purchase Price Advance" means the aggregate amount of cash payments made to or for the benefit of Seller prior to the Closing and designated by the Parties as advances against, or partial payments of, the Purchase Price.

"Purchased Securities" has the meaning set forth in the Recitals to this Agreement.

"Qualified Transaction" means the consummation of the Business Combination and the effectiveness of the Registration Statement, or such other transaction or registration process as Buyer and Seller may mutually agree in writing that provides for the issuance or delivery of publicly registered equity securities in satisfaction of the equity consideration payable under this Agreement.

"Registration Statement" means the Westin F-4, and, to the extent applicable, any other registration statement, proxy statement, prospectus, information statement or other filing made with the Securities and Exchange Commission in connection with the Business Combination or the issuance of any equity securities constituting all or any portion of the Purchase Price.

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, managers, members, partners, shareholders, Affiliates and its and their respective accountants, legal counsel, consultants, financial advisors, lenders and other agents and representatives.

"Resolution Period" means the thirty (30)-day period following Buyer's receipt of a Working Capital Objection Notice during which Buyer and Seller shall attempt in good faith to resolve the disputed items set forth therein.

"Restricted Period" has the meaning set forth in Section 6.07.

"Seller" has the meaning set forth in the Preamble to this Agreement.

"Seller's Knowledge" means the actual knowledge of Seller after reasonable inquiry of the officers, managers and key employees of the Acquired Companies who would reasonably be expected to have knowledge of the matter in question. The terms "know," "knowing" and "known," when used with respect to Seller, shall be construed accordingly.

"Signing Minority Holder" has the meaning set forth in Section 2.08(a).

"Stock Pledge Agreement" has the meaning set forth in Section 2.02(a).

"Straddle Tax Period" has the meaning set forth in Section 6.05(b).

"Target Net Working Capital" means zero dollars ($0).

"Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments of any kind imposed by any Governmental Authority, including all income, profits, gross receipts, employment (including Social Security, unemployment insurance and withholding), franchise, sales, use, transfer, stamp, registration, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, and any other taxes or similar charges, together with any interest, penalties or additions thereto, whether disputed or not, and including any liability for the payment of any such amounts as a result of being a member of an affiliated group, as a transferee or successor, by contract or otherwise. Any one of the foregoing shall be referred to as a "Tax."

"Tax Returns" means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by the Acquired Companies in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to, or in connection with, any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."

"Trading Market" has the meaning set forth in Section 2.03(b).

"Westin" means Westin Acquisition Corp., a Cayman Islands exempted company that, on the day that is one Business Day prior to the Closing Date, will domesticate as a Nevada corporation and continue as PubCo, whose shares of common stock are expected to be listed for trading on The Nasdaq Stock Market, together with its successors and permitted assigns (including, from and after the Domestication, PubCo).

"Westin BCA" means that certain Business Combination Agreement, dated as of July 22, 2026, by and among Buyer, Westin and the other parties thereto, as the same may be amended, modified or supplemented from time to time.

"Westin F-4" means the registration statement on Form F-4 to be filed by Westin with the Securities and Exchange Commission in connection with the Business Combination, including all amendments, supplements, exhibits, financial statements and schedules thereto and all documents incorporated by reference therein.

"Working Capital Objection Notice" has the meaning set forth in Section 2.04(c).

"Working Capital Objection Period" means the thirty (30)-day period following Seller's receipt of the Closing Net Working Capital Statement.

ARTICLE II.
PURCHASE AND SALE; PURCHASE PRICE; CLOSING MATTERS

Section 2.01 Purchase and Sale of Purchased Securities. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall purchase and accept from Seller and Seller shall sell, transfer, and deliver to Buyer, the Purchased Securities, in exchange for the Purchase Price set forth in Section 2.02.

Section 2.02 Consideration for Sale of Purchased Securities. Subject to adjustment as provided in Section 2.04, the maximum aggregate purchase price payable by Buyer for the Purchased Securities (the "Purchase Price") shall be Twenty-One Million Three Hundred Six Thousand Dollars $21,306,000, payable in the form of (i) cash consideration, (ii) the assumption of the Assumed Indebtedness, (iii) the Equity Consideration, the contingent Performance Bonus, if earned pursuant to Section 2.04(d), and the Live Well Minority Stock Consideration payable to the Live Well Minority Members, in each case as set forth below:

(a) Closing Payment; Deferred Cash Payment; Assumption of Assumed Indebtedness; Purchase Price Advances. Buyer shall pay to Seller at the Closing a cash payment in the amount of $7,000,000 (the "Closing Payment"); provided, however, that the amount of the Closing Payment payable at the Closing shall be reduced, on a dollar-for-dollar basis, by all Purchase Price Advances previously paid to Seller, including (i) the $100,000 previously paid by Buyer to Seller and (ii) the $200,000 payable by Buyer to Seller immediately upon the execution of this Agreement. Each such Purchase Price Advance shall constitute a partial payment of the Purchase Price and shall not increase the aggregate Purchase Price. Payment by Buyer of the $200,000 Purchase Price Advance immediately upon the execution of this Agreement shall be a condition to the effectiveness of this Agreement, and this Agreement shall not become effective unless and until such payment has been made. At the Closing, the Assumed Indebtedness shall remain the outstanding obligation of the applicable Acquired Companies and shall not be repaid from the Closing Payment. As between Buyer and Seller, from and after the Closing Buyer shall assume, and shall be solely responsible for, the payment and discharge of the indebtedness of the Acquired Companies identified on Schedule 2.02(a), the approximate aggregate outstanding balance of which is $4,306,000 (the "Assumed Indebtedness"), all as further provided in Section 6.08. In

addition to the Closing Payment, and as additional cash consideration for the Purchased Securities, Buyer shall pay to Seller a deferred cash payment in the amount of $3,000,000 (the "Deferred Cash Payment"), payable on the earlier of (A) the forty-fifth (45th) day following the date on which the Registration Statement covering the ELOC Facility is declared effective by the Securities and Exchange Commission and (B) the ninetieth (90th) day following the Closing Date. Notwithstanding the foregoing, if Buyer, PubCo or any of their respective Affiliates or successors receives aggregate gross proceeds of at least $10,000,000 from the sale of equity securities under the ELOC Facility, then the Deferred Cash Payment, to the extent then unpaid, shall be accelerated and shall become immediately due and payable. The Deferred Cash Payment shall be evidenced by a promissory note, in form and substance reasonably acceptable to Seller, executed by Buyer in favor of Seller at the Closing (the "Deferred Payment Note"). Prior to an event of default the Deferred Payment Note shall be non-interest bearing. Any unpaid amount of the Deferred Cash Payment not paid when due shall accrue interest from the date of default until paid in full at a rate equal to the lesser of twelve percent (12%) per annum and the maximum rate permitted by applicable Law, and, if any such default is not cured within five (5) Business Days after written notice thereof from Seller, the entire unpaid balance of the Deferred Cash Payment shall automatically become immediately due and payable in full. PubCo shall guaranty Buyer's payment obligations in respect of the Deferred Cash Payment pursuant to the PubCo Joinder. The Deferred Cash Payment and Buyer's obligations in respect of the Assumed Indebtedness shall be secured by a pledge of one hundred percent (100%) of the issued and outstanding equity interests of the Acquired Companies pursuant to a stock pledge agreement to be entered into by Buyer and Seller at the Closing (the "Stock Pledge Agreement"), which Stock Pledge Agreement shall afford Seller self-executing remedies upon any payment default without the need to commence or prosecute litigation. Notwithstanding anything herein to the contrary, the $200,000 Purchase Price Advance shall be non-refundable unless Buyer elects not to consummate the Closing because Seller has failed to satisfy any condition to Buyer's obligation to close under Article VII, including Seller's failure to deliver one hundred percent (100%) of the equity interests of Live Well Drugstore, in which event Seller shall promptly refund the $200,000 Purchase Price Advance to Buyer. !

(b) Buyer Equity Consideration. Buyer shall issue, or cause to be issued, to Seller at the Closing shares of PubCo Common Stock having an aggregate value of $3,500,000, valued in a manner consistent with the structure of the Business Combination and the securities registered under the Registration Statement, or as otherwise mutually agreed by Buyer and Seller in writing (the "Equity Consideration"). The Equity Consideration shall be subject to adjustment pursuant to Section 2.03.

(c) Live Well Minority Stock Consideration. At the Closing, Buyer shall issue, or cause to be issued, directly to the Live Well Minority Members shares of PubCo Common Stock having an aggregate value of $2,500,000, valued based upon the valuation methodology utilized in the Registration Statement and the Business Combination (the "Live Well Minority Stock Consideration"), in the respective allocations set forth on Schedule 2.02(c). The Live Well Minority Stock Consideration shall constitute a component of the Purchase Price and shall be issued in connection with Seller's acquisition of the Live Well Minority Interests pursuant to the Live Well Minority Acquisition. The issuance, registration and maintenance of registration of the Live Well Minority Stock Consideration shall be effected pursuant to, and the allocation thereof among the Live Well Minority Members shall be as set forth in, the Minority Holder Agreement

and Schedule 2.02(c). Seller shall have no liability to any Live Well Minority Member, and no Live Well Minority Member shall have any recourse against Seller, in respect of the issuance, registration or maintenance of registration of the Live Well Minority Stock Consideration or any failure by Buyer or PubCo to issue, register or maintain the registration thereof, and the sole recourse of the Live Well Minority Members in respect of the Live Well Minority Stock Consideration shall be against Buyer and PubCo, in each case as further provided in the Minority Holder Agreement.

(d) Performance Bonus. As additional contingent purchase price, Seller shall be entitled to receive a cash payment of One Million Dollars ($1,000,000) (the "Performance Bonus") if the consolidated EBITDA of the Acquired Companies for the four (4) full fiscal quarters immediately following the Closing Date is equal to or greater than one hundred thirty percent (130%) of the consolidated EBITDA of the Acquired Companies for the four (4) full fiscal quarters immediately preceding the Closing Date, in each case determined in accordance with GAAP applied on a basis consistent with the Financial Statements, excluding transaction expenses, purchase accounting adjustments and other extraordinary or non-recurring items. Within sixty (60) days after the end of such four-quarter measurement period, PubCo shall deliver to Seller a statement setting forth its calculation of the Performance Bonus. If Seller objects to such calculation, Seller shall deliver written notice to PubCo within thirty (30) days after receipt of such statement, specifying in reasonable detail the basis for such objection. If Seller fails to timely object, PubCo's calculation shall be final and binding. Any timely dispute shall be submitted to an independent nationally recognized accounting firm mutually acceptable to the Parties, whose determination shall be final and binding absent manifest error. If earned, the Performance Bonus shall be paid by PubCo in cash within ten (10) Business Days after the determination becomes final. Following the Closing, Buyer and PubCo shall have sole discretion with respect to the operation, management and integration of the Acquired Companies and shall have no obligation to operate the Acquired Companies in any particular manner or to maximize Seller's opportunity to earn the Performance Bonus; provided, however, that neither Buyer nor PubCo shall take any action in bad faith with the primary purpose of avoiding payment of the Performance Bonus.

Section 2.03 Make-Good for Equity Consideration.

(a) The Parties acknowledge and agree that the Equity Consideration is intended to have an aggregate realized value to Seller of not less than $3,500,000, subject to the terms and conditions of this Section 2.03. For purposes of this Section 2.03, the "Measurement Date" means the earliest to occur of (i) the first date on which all shares of PubCo Common Stock comprising the Equity Consideration are covered by an effective registration statement and may be resold by Seller pursuant thereto, subject only to customary broker-dealer requirements, (ii) the first date on which all shares of PubCo Common Stock comprising the Equity Consideration are eligible for resale by Seller pursuant to Rule 144 under the Securities Act, and (iii) the date that is one hundred eighty (180) days following the Closing Date; provided, however, that for purposes of clauses (i) and (ii), any restriction arising solely as a result of Seller's status as an affiliate of Buyer shall be disregarded.

(b) On the Measurement Date, Buyer and Seller shall determine the aggregate value realized or realizable by Seller from the Equity Consideration as follows: (i) all net cash proceeds

actually received by Seller from any sales of shares included in the Equity Consideration prior to the Measurement Date shall be included in such determination; and (ii) all shares included in the Equity Consideration that remain owned by Seller as of the Measurement Date shall be valued at the closing bid price of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, on the principal Trading Market on the Measurement Date. For purposes of this Section 2.03, "Trading Market" means The Nasdaq Stock Market or such other national securities exchange or other trading market on which the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, is then listed or quoted.

(c) If the aggregate amount determined pursuant to Section 2.03(b) is less than $3,500,000, Buyer shall, within five (5) Business Days after the Measurement Date, issue to Seller a number of additional shares of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, equal to the quotient obtained by dividing (i) the amount of such deficiency by (ii) the closing bid price of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, on the principal Trading Market on the Measurement Date, rounded up to the nearest whole share (the "Make-Good Shares"). If the aggregate amount determined pursuant to Section 2.03(b) is equal to or greater than $3,500,000, no Make-Good Shares shall be issuable. Notwithstanding anything to the contrary in this Section 2.03, in no event shall the aggregate number of Make-Good Shares issued pursuant to this Section 2.03 exceed 4.999% of the issued and outstanding shares of PubCo Common Stock as of the date of issuance (the "Make-Good Share Cap"), and Buyer shall not be obligated to issue, and Seller shall not be entitled to receive, any Make-Good Shares in excess of the Make-Good Share Cap. If the aggregate number of Make-Good Shares that would otherwise be issuable under this Section 2.03 exceeds the Make-Good Share Cap, Buyer shall, within thirty (30) days after the Measurement Date, pay to Seller in cash an amount equal to the value of such excess, determined by multiplying (x) the number of Make-Good Shares in excess of the Make-Good Share Cap by (y) the closing bid price used to calculate the Make-Good Shares pursuant to this Section 2.03(c).

(d) Buyer shall take all actions reasonably necessary to authorize, reserve, issue and deliver any Make-Good Shares required to be issued pursuant to this Section 2.03, free and clear of all Liens other than restrictions arising under applicable securities Laws. The issuance of any Make-Good Shares pursuant to this Section 2.03 shall constitute additional Purchase Price for all purposes of this Agreement.

(e) Seller acknowledges that Seller may be deemed an affiliate of Buyer following the Closing and that, accordingly, the resale of shares of PubCo Common Stock by Seller may be subject to limitations under applicable securities Laws, including Rule 144. Notwithstanding the foregoing, the determination of the Measurement Date and the calculation of the value of the Equity Consideration pursuant to this Section 2.03 shall not be affected or extended by any such limitations, and shall be determined strictly in accordance with the timing provisions set forth herein, including by taking into account both shares sold prior to the Measurement Date and shares then held by Seller.

(f) Upon the issuance of any Make-Good Shares required by this Section 2.03, or upon a determination that no Make-Good Shares are due, Buyer shall have no further obligation under this Section 2.03, and the make-good rights set forth herein shall automatically terminate.

(g) Notwithstanding anything to the contrary herein, in no event shall Buyer be required to issue fractional shares pursuant to this Section 2.03, and any fractional share otherwise issuable shall be rounded up to the nearest whole share.

Section 2.04 Working Capital Adjustment.

(a) General. The Purchase Price shall be increased or decreased on a dollar-for-dollar basis to reflect the amount by which the Net Working Capital of the Acquired Companies as of 11:59 p.m. Eastern Time on the Closing Date is greater than or less than the Target Net Working Capital.

(b) Preparation of Closing Net Working Capital Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Net Working Capital Statement, together with reasonable supporting detail, which shall be prepared in accordance with the methodology, principles, classifications and assumptions set forth on Schedule 2.04 and, to the extent not addressed therein, in accordance with GAAP applied on a basis consistent with the Financial Statements.

(c) Review by Seller; Objection Notice. Seller shall have thirty (30) days after receipt of the Closing Net Working Capital Statement to review the same. If Seller disagrees with Buyer's calculation of Net Working Capital as set forth therein, Seller may, on or before the expiration of the Working Capital Objection Period, deliver to Buyer a "Working Capital Objection Notice". Any Working Capital Objection Notice shall specify in reasonable detail each item, amount or omission disputed by Seller and the basis for Seller's position. If Seller fails to deliver a Working Capital Objection Notice prior to the expiration of the Working Capital Objection Period, the Closing Net Working Capital Statement shall become final, conclusive and binding on the Parties upon the expiration of the Working Capital Objection Period.

(d) Resolution by the Parties. If Seller timely delivers a Working Capital Objection Notice, Buyer and Seller shall attempt in good faith during the Resolution Period to resolve the disputed items set forth therein. During the Resolution Period, Buyer shall provide Seller and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the books, records, work papers and personnel reasonably related to the preparation of the Closing Net Working Capital Statement and the matters raised in the Working Capital Objection Notice.

(e) Resolution by Neutral Accounting Firm. If Buyer and Seller are unable to resolve all disputed items set forth in the Working Capital Objection Notice prior to the expiration of the Resolution Period, then either Party may submit the unresolved disputed items to the Neutral Accounting Firm for final resolution. The Neutral Accounting Firm shall act as an expert and not as an arbitrator and shall be instructed to resolve only those disputed items specifically set forth in the Working Capital Objection Notice that remain unresolved by the Parties. In resolving any

disputed item, the Neutral Accounting Firm may not assign a value to any such item greater than the highest value claimed by either Party or less than the lowest value claimed by either Party in the Closing Net Working Capital Statement or the Working Capital Objection Notice, as applicable. The Neutral Accounting Firm shall render its determination in writing as promptly as practicable and, in any event, within thirty (30) days after the submission of the disputed items to it. The determination of the Neutral Accounting Firm shall be final, conclusive and binding on the Parties absent manifest error.

(f) Fees and Expenses of Neutral Accounting Firm. The fees and expenses of the Neutral Accounting Firm shall be borne by Buyer and Seller in inverse proportion to the relative success of their respective positions on the disputed items submitted to the Neutral Accounting Firm, as determined by the Neutral Accounting Firm. For this purpose, relative success shall be measured by comparing the dollar amount of the disputed items submitted to the Neutral Accounting Firm that are unsuccessfully disputed by each Party to the total dollar amount of such disputed items so submitted.

(g) Final Net Working Capital. The Net Working Capital reflected in the Closing Net Working Capital Statement, as adjusted by any items resolved by Buyer and Seller during the Resolution Period and any items finally determined by the Neutral Accounting Firm, shall be the "Final Net Working Capital" and shall be final, conclusive and binding on the Parties absent manifest error.

(h) Payment of Adjustment Amount. If the Final Net Working Capital is greater than the Target Net Working Capital, then Buyer shall pay to Seller, within five (5) Business Days after the Final Net Working Capital becomes final and binding, an amount equal to such excess. If the Final Net Working Capital is less than the Target Net Working Capital, then Seller shall pay to Buyer, within five (5) Business Days after the Final Net Working Capital becomes final and binding, an amount equal to such shortfall. If the Final Net Working Capital is equal to the Target Net Working Capital, then no payment shall be due under this Section 2.04.

(i) Governing Methodology. For purposes of determining Net Working Capital under this Agreement, the accounting principles, classifications, judgments and methodologies reflected on Schedule 2.04 shall govern, and to the extent any matter is not expressly addressed on Schedule 2.04, Net Working Capital shall be determined in accordance with GAAP applied on a basis consistent with the Financial Statements. In the event of any inconsistency between GAAP and the illustrative calculation set forth on Schedule 2.04, Schedule 2.04 shall control.

Section 2.05 Inventory Count. Buyer and Seller shall cooperate in good faith to conduct a physical inventory count of the inventory of the Acquired Companies as of a date no more than two (2) Business Days prior to the Closing Date. Each Party shall provide reasonable access to its personnel, records and facilities as may be reasonably required to conduct such inventory count. The results of such inventory count shall be used for informational purposes and, to the extent applicable, in connection with the determination of Net Working Capital pursuant to Section 2.04.

Section 2.06 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely by the exchange of documents and signatures (or at such other

place as Buyer and Seller may agree in writing) on the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), or such other date as Buyer and Seller may agree in writing (the "Closing Date"); provided that the Registration Statement shall have been declared effective and Buyer shall have obtained financing sufficient to consummate the transactions contemplated by this Agreement. The Closing Date shall occur on or prior to the Outside Date.

Section 2.07 Seller Closing Deliverables. At the Closing, the Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) a certificate executed by Seller certifying that the conditions set forth in Section 7.01 have been satisfied;

(b) certificates (or, in the case of any lost certificate, a duly executed affidavit of lost stock certificate) representing all of the Purchased Securities (including the membership interests of Live Well Drugstore acquired in the Live Well Minority Acquisition), duly endorsed to Buyer or in blank or accompanied by duly executed stock powers (or, with respect to the membership interests of Live Well Drugstore, duly executed assignments of membership interest) with signature guarantees where applicable;

(c) the written resignations of each member of the board of directors (or, with respect to Live Well Drugstore, each manager) and each officer of the Acquired Companies, effective as of the Closing Date;

(d) all required consents, approvals or waivers from governmental authorities and third parties under the Material Contracts required in connection with the consummation of the transactions contemplated by this Agreement;

(e) written releases of all Liens (other than Permitted Liens) affecting the assets of the Acquired Companies or the Purchased Securities, executed by the holders of such Liens, in form and substance reasonably satisfactory to Buyer and its counsel;

(f) a certificate executed by the Secretary (or, with respect to Live Well Drugstore, the Manager) of each Acquired Company attaching and certifying as true and correct copies of (i) the resolutions of the board of directors (or, with respect to Live Well Drugstore, the members or managers, as applicable) of such Acquired Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) the articles of incorporation (or, with respect to Live Well Drugstore, the articles of organization) of such Acquired Company, including all amendments thereto, and (iii) the bylaws (or, with respect to Live Well Drugstore, the operating agreement) of such Acquired Company, including all amendments thereto;

(g) certificates of good standing for each Acquired Company issued by the Florida Secretary of State, dated within ten (10) Business Days prior to the Closing Date, and from each

jurisdiction in which such Acquired Company is qualified to do business as a foreign corporation or foreign limited liability company, as applicable;

(h) the Facility Leases, duly executed by the respective lessor;

(i) the Minority Holder Agreement, duly executed by Seller and each of the Live Well Minority Members;

(j) Lock-Up Agreement, duly executed by Seller and each of the Live Well Minority Members;

(k) the employment agreement by and between Buyer (or one of its Affiliates) and Seller, effective as of the Closing Date, providing for (i) an initial term of three (3) years, (ii) an annual base salary of Three Hundred Thousand Dollars ($300,000), and (iii) eligibility to participate in the annual incentive compensation program established by the Board of Directors of PubCo (or the applicable compensation committee thereof) for senior executive officers, with any annual bonus to be determined by the Board or such committee based upon the achievement of individual and company performance objectives and such other factors as the Board or such committee may determine, duly executed by Seller;

(l) duly executed employment agreements, effective as of the Closing Date, by and between Buyer (or one of its Affiliates) and each of the Key Employees, in form and substance reasonably acceptable to Buyer and such Key Employee, each providing for an initial term of three (3) years and annual base compensation no less than the following amounts: (i) Schuyler Bernard, M.D., $250,000, and (ii) Doreen Johnson, $150,000;

(m) all stock transfer books, minute books and other corporate records of the Acquired Companies; and

(n) such other documents, certificates, schedules, agreements, instruments or writings as Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 2.08 Live Well Minority Joinders; Participation; Automatic Adjustment.

(a) Each Live Well Minority Member that elects to participate in the transactions contemplated by this Agreement shall evidence such participation by executing and delivering a separate joinder to the Minority Holder Agreement (each, a "Joinder") at or prior to the Closing. Each Live Well Minority Member that has executed and delivered a Joinder at or prior to the Closing is a "Signing Minority Holder", and each Live Well Minority Member that has not is a "Non-Signing Minority Holder".

(b) The execution and delivery of a Joinder by any or all of the Live Well Minority Members shall not be a condition to the Closing. Buyer may elect to proceed with the Closing with respect to the Signing Minority Holders, and the failure of any one or more Live Well Minority

Members to execute and deliver a Joinder shall not entitle Buyer or Seller to terminate or delay the Closing. The Closing shall proceed with respect to all Signing Minority Holders.

(c) If any Live Well Minority Member is a Non-Signing Minority Holder as of the Closing, then, automatically and without any further action by any Party: (i) the Purchased Securities shall consist only of the shares of the Acquired Companies then owned by Seller together with the Live Well Minority Interests acquired by Seller from the Signing Minority Holders; (ii) the Purchase Price shall be reduced by the portion of the consideration allocable to each Non-Signing Minority Holder; (iii) the Live Well Minority Stock Consideration shall be reduced by the shares of PubCo Common Stock allocable to each Non-Signing Minority Holder as set forth on Schedule 2.02(c); and (iv) each Schedule to this Agreement (including Schedule 2.02(c)) shall be deemed automatically modified to reflect only the Signing Minority Holders.

(d) Seller shall have no liability whatsoever to, or in respect of, any Non-Signing Minority Holder, and neither Buyer nor PubCo shall have any obligation to issue any consideration to, or otherwise in respect of, any Non-Signing Minority Holder. (e) Future Acquisition. If, after the Closing, Buyer acquires, directly or indirectly, the Live Well Minority Interests of any Non-Signing Minority Holder, such acquisition shall be effected pursuant to a separate agreement and shall not amend, modify or otherwise affect the Closing or the transactions consummated under this Agreement unless the Parties mutually agree otherwise in writing.

Section 2.09 <u>Buyer's Closing Deliverables</u>. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a) the Closing Payment, by wire transfer of immediately available funds to the account or accounts designated by Seller in writing at least two (2) Business Days prior to the Closing Date.

(b) the shares of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, constituting the Buyer Equity Consideration issued to Seller in accordance with Section 2.02(b);

(c) the shares of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, constituting the Live Well Minority Stock Consideration required to be issued pursuant to Section 2.02(c);

(d) the Stock Pledge Agreement, duly executed by Buyer, together with (i) the original certificates (if any) representing the one hundred percent (100%) of the issued and outstanding equity interests of each Acquired Company pledged thereunder, (ii) undated stock powers (or comparable instruments of transfer) covering such certificates, duly endorsed in blank by Buyer, and (iii) to the extent requested by Seller, one or more UCC-1 financing statements naming Buyer, as pledgor, and Seller, as secured party, in each case as contemplated by Section 2.02(a) and sufficient to grant and perfect the security interest of Seller in such equity interests securing Buyer's obligations under Section 2.02(a);

(e) the Facility Leases, duly executed by the respective tenant;

(f) the PubCo Joinder, duly executed by PubCo;

(g) Lock-Up Agreement, duly executed by Buyer and, to the extent it is a party thereto, PubCo;

(h) the employment agreement by and between Buyer (or one of its Affiliates) and Seller, effective as of the Closing Date, providing for (i) an initial term of three (3) years, (ii) an annual base salary of Three Hundred Thousand Dollars ($300,000), and (iii) eligibility to participate in the annual incentive compensation program established by the Board of Directors of PubCo (or the applicable compensation committee thereof) for senior executive officers, with any annual bonus to be determined by the Board or such committee based upon the achievement of individual and company performance objectives and such other factors as the Board or such committee may determine, duly executed by Buyer;

(i) the employment agreements by and between Buyer (or one of its Affiliates) and each of the Key Employees effective as of the Closing Date, in form and substance reasonably acceptable to Buyer and each Key Employee, duly executed by Buyer;

(j) a certificate executed by an authorized officer of Buyer certifying that the conditions set forth in Section 8.01 have been satisfied.

(k) a certificate executed by the Secretary of Buyer attaching and certifying as true and correct copies of: (i) board resolutions approving this Agreement and the transactions contemplated hereby, and (ii) the organizational documents of Buyer, including all amendments thereto.

(l) a certificate of good standing of Buyer issued by the Delaware Secretary of State, dated within five (5) Business Days prior to the Closing Date;

(m) such other documents, certificates, schedules, agreements, instruments or writings as Seller may reasonably request in order to consummate the transactions contemplated by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE ACQUIRED COMPANIES

The Seller represents and warrants the following, as of the Effective Date and as of the Closing Date with respect to the Acquired Companies.

Section 3.01 Corporate Existence and Power.

(a) Each of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD is a corporation validly existing and in good standing under the laws of the State of Florida, and Live

Well Drugstore is a limited liability company validly existing and in good standing under the laws of the State of Florida. Seller has made available to Buyer true, complete and correct copies of the articles of incorporation and bylaws (or, in the case of Live Well Drugstore, the articles of organization and operating agreement) of each Acquired Company, as currently in effect.

(b) The Acquired Companies have all requisite corporate or limited liability company power and authority to own, lease and use their assets and to transact the Business, and hold all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Each Acquired Company is in good standing in each of the jurisdiction(s) where it is duly licensed or qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and in any other jurisdiction where such license or qualification is required, and is in good standing in each such jurisdiction.

Section 3.02 Authorization; Non-Contravention; Consents.

(a) Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to which Seller is or will be a party, to perform Seller's obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity.

(b) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. To the extent any corporate or shareholder action of any Acquired Company is required in connection with the consummation of the transactions contemplated hereby, including the transfer of the Purchased Securities and the consummation of the Live Well Minority Acquisition, such action has been, or prior to the Closing will be, duly authorized or obtained in accordance with applicable Law and the applicable organizational documents of such Acquired Company. No other corporate, shareholder or other organizational action on the part of Seller or, to Seller's Knowledge, any Acquired Company is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Neither the execution and delivery by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance by Seller of Seller's obligations hereunder will (i) conflict with or violate the organizational documents of any Acquired Company, (ii) assuming all consents, approvals, authorizations and other actions described in clause (iii) below have been obtained and all filings and notifications described in clause (iii) below have been made, conflict with, violate, result in a breach of, constitute a default under, or result in the acceleration of any obligation under, or give rise to any right of termination, modification, cancellation or loss of rights under, any Material Contract to which Seller or any Acquired Company is a party or by which any of their respective assets are bound, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Authority or any other Person, except as set forth on Section 3.02(c) to the Disclosure Schedules and except for such consents, approvals, authorizations, permits, filings or notifications the failure of which to obtain or make would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or materially impair Seller's ability to consummate the transactions contemplated hereby, or (iv) result in the creation of any Lien, other than a Permitted Lien, upon any of the Purchased Securities or any material asset of any Acquired Company.

Section 3.03 Capitalization and Ownership.

(a) The authorized capital stock of each of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD, and the membership interests of Live Well Drugstore, and the record and beneficial ownership of all issued and outstanding shares of capital stock of each of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD and of the membership interests of Live Well Drugstore as of the Effective Date, are set forth on Section 3.03(a) to the Disclosure Schedules. All of the issued and outstanding shares of capital stock of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD, and all of the membership interests of Live Well Drugstore, have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. Immediately prior to the Closing (after giving effect to the consummation of the Live Well Minority Acquisition), all of the Purchased Securities will be owned of record and beneficially by Seller, free and clear of all Liens (other than restrictions arising under applicable state and federal securities laws), and upon delivery of such Purchased Securities to Buyer at the Closing, Buyer will acquire good and valid title thereto, free and clear of all Liens (other than restrictions arising under applicable securities laws).

(b) Except as set forth on Section 3.03(b) to the Disclosure Schedules: (i) there are no outstanding equity securities of any Acquired Company other than the Purchased Securities; (ii) there are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, phantom equity, profit participation rights or other rights, agreements, arrangements or commitments of any kind relating to the issuance, sale or transfer of any equity securities of any Acquired Company; (iii) there are no outstanding obligations of any Acquired Company or Seller to issue, sell, deliver, redeem, repurchase or otherwise acquire any equity securities of any Acquired Company; (iv) there are no voting trusts, proxies, shareholder agreements or other Contracts to which any Acquired Company or Seller is a party or by which any of their respective equity securities are bound relating to the voting, transfer or other disposition of any equity securities of any Acquired Company; and (v) there are no declared or accrued but unpaid dividends or distributions with respect to any equity securities of any Acquired Company.

(c) The Acquired Companies do not own, directly or indirectly, any equity or ownership interest in any other Person, and are not a party to any Contract or subject to any obligation to acquire any such interest.

Section 3.04 Financial Statements. The audited consolidated balance sheets of the Acquired Companies as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended,

together with the related notes thereto (the "Year-End Financial Statements"), and the unaudited interim consolidated financial statements of the Acquired Companies as of and for the three (3) month period ended March 31, 2026 (the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements"), have been included in the Registration Statement. The Financial Statements: (a) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; (b) have been derived from the books and records of the Acquired Companies; (c) present fairly, in all material respects, the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods then ended; and (d) with respect to the Interim Financial Statements, have been prepared on a basis consistent with the audited Financial Statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the periods presented.

Section 3.05 Subsequent Events. Since March 31, 2026 (the date of the Interim Financial Statements), except as reflected in the Interim Financial Statements or as set forth on Section 3.05 to the Disclosure Schedules, (i) the Acquired Companies have conducted their business in the ordinary course of business consistent with past practice in all material respects, and (ii) there has not been any event, change, development or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, since January 1, 2026, except as reflected in the Interim Financial Statements or as set forth on Section 3.05 to the Disclosure Schedules, the Acquired Companies have not:

(a) suffered any damage, destruction or loss affecting their tangible assets in excess of $25,000 individually or $100,000 in the aggregate, whether or not covered by insurance;

(b) declared, set aside or paid any dividend or other distribution (in cash or in kind) with respect to any equity securities of the Acquired Companies;

(c) issued, sold, redeemed, repurchased or otherwise acquired any equity securities of the Acquired Companies;

(d) increased, or committed to increase, the compensation or benefits of any employee, officer, director or consultant of the Acquired Companies, except in the ordinary course of business consistent with past practice and not exceeding $10,000 individually or $40,000 in the aggregate;

(e) accrued, arranged for or paid any bonuses, special compensation, severance or termination payments to any current or former employee, officer or director, except in the ordinary course of business and not exceeding $10,000 individually or $40,000 in the aggregate;

(f) entered into any material transaction outside the Ordinary Course of Business;

(g) incurred or assumed any Indebtedness, or guaranteed any obligations of any other Person, other than in the ordinary course of business and not exceeding $10,000 individually or $40,000 in the aggregate;

(h) made or changed any material Tax election or adopted or changed any material accounting method or practice;

(i) granted any Lien on any material assets of the Acquired Companies, other than Permitted Liens;

(j) transferred, sold, leased or otherwise disposed of any material assets, except in the Ordinary Course of Business for fair market value;

(k) entered into, amended, modified or terminated any Material Contract;

(l) waived, released or compromised any material right or claim, or cancelled any debts, except in the ordinary course of business and not exceeding $5,000 individually or $25,000 in the aggregate;

(m) made any capital expenditures in excess of $10,000 individually or $40,000 in the aggregate; or

(n) agreed or committed to take any of the foregoing actions;

Section 3.06 Undisclosed Liabilities. Except as (i) reflected or reserved against in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2025 (the date of the Interim Financial Statements), or (iii) set forth on Section 3.06 to the Disclosure Schedules, the Acquired Companies do not have any Liabilities that would be required to be reflected or reserved against on a balance sheet of the Acquired Companies prepared in accordance with GAAP. To Seller's Knowledge, there is no existing condition, circumstance or set of facts that would reasonably be expected to result in any such Liability that would be required to be so reflected or reserved against and that would reasonably be expected to be material.

Section 3.07 Taxes.

(a) The Acquired Companies have timely filed (taking into account any valid extensions) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. None of the Acquired Companies has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2), and each Acquired Company has properly disclosed all "reportable transactions" as required by Treasury Regulations Section 1.6011-4.

(b) Section 3.07(b) to the Disclosure Schedules sets forth all Tax Returns that are required to be filed by the Acquired Companies after the Effective Date and on or before the Closing Date.

(c) All Taxes due and payable by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid in full. The Acquired Companies have adequately accrued on their books and records all Taxes for all periods through the date of the Financial Statements.

(d) The Acquired Companies have timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(e) The Acquired Companies have filed all unclaimed property reports required to be filed and have remitted all unclaimed property required to be remitted to the appropriate Governmental Authority.

(f) There are no Liens for Taxes upon any assets of the Acquired Companies, other than Liens for current Taxes not yet due and payable.

(g) The Acquired Companies are not a party to or bound by any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than customary agreements entered into in the ordinary course of business that do not primarily relate to Taxes).

(h) No Acquired Company (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was an Acquired Company), or (ii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) No Acquired Company is a party to or treated as a partner in any partnership or other entity treated as a partnership for U.S. federal income Tax purposes.

(j) The Acquired Companies have not conducted business in any jurisdiction in a manner that would subject them to income or similar Taxes in any jurisdiction other than those in which Tax Returns have been filed.

(k) No audits, examinations, investigations or other proceedings with respect to Taxes of the Acquired Companies are currently pending or, to Seller's Knowledge, threatened in writing.

(l) The Acquired Companies have not received any written notice of deficiency, assessment or proposed adjustment for Taxes that remains unresolved.

(m) The Acquired Companies have not waived any statute of limitations with respect to Taxes or agreed to any extension of time for the assessment of any Taxes that remains in effect.

(n) True, correct and complete copies of all income Tax Returns of the Acquired Companies for the past five (5) taxable years, and all material audit reports and statements of deficiencies, have been made available to Buyer.

Section 3.08 Accounts Receivable. All accounts receivable of the Acquired Companies (the "Accounts Receivable") reflected on the Financial Statements or arising after September 30, 2025 (the date of the Interim Financial Statements) have arisen from bona fide sales of goods or services rendered in the ordinary course of business consistent with past practice. To Seller's Knowledge, except as reflected in the Financial Statements, the Interim Financial Statements or as set forth on

Section 3.08 to the Disclosure Schedules, the Accounts Receivable are not subject to any material dispute, counterclaim, set-off, defense or Lien. The Accounts Receivable are reflected net of reserves for doubtful accounts and contractual adjustments determined in accordance with GAAP applied on a basis consistent with the Financial Statements. Except to the extent of such reserves or to the extent collected prior to the Closing, the Accounts Receivable are reasonably expected to be collected at a rate consistent with the Acquired Companies' historical collection experience, which has been approximately forty percent (40%). Except in the ordinary course of business consistent with past practice, no Acquired Company has entered into any agreement providing for any rebate, discount, credit, allowance or other price adjustment with respect to any Accounts Receivable.

Section 3.09 Inventories. All inventory of the Acquired Companies is owned by the applicable Acquired Company free and clear of all Liens, other than Permitted Liens. Such inventory consists of items of a quality and quantity usable or saleable in the ordinary course of business consistent with past practice, subject to reserves reflected in the Financial Statements or the Interim Financial Statements or otherwise set forth on Section 3.09 to the Disclosure Schedules. No inventory is held by any Acquired Company on consignment from any other Person, and no inventory of any Acquired Company is held on consignment by any other Person, except as set forth on Section 3.09 to the Disclosure Schedules.

Section 3.10 No Breach of Law or Governing Document. The Acquired Companies are not in violation of any Law or any permit, franchise or license issued by a Governmental Authority applicable to their respective businesses, except for any such violations that have not had and would not reasonably be expected to have a Material Adverse Effect. Each Acquired Company is in compliance with its Articles of Incorporation and Bylaws, or, in the case of Live Well Drugstore, its Articles of Organization and Operating Agreement. To Seller's Knowledge, no Acquired Company has received any written notice from any Governmental Authority or other Person alleging any violation of any Law or any permit, franchise or license issued by a Governmental Authority that remains unresolved and that would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Litigation. Except as set forth on Section 3.11 to the Disclosure Schedules, there is no Action pending or, to Seller's Knowledge, threatened in writing against any Acquired Company or affecting any of its properties, assets, rights or capital stock, or any of its directors, officers, agents or employees in their capacity as such, that has had or would reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, there is no Action pending or threatened in writing that seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement. The Acquired Companies are not subject to any Order that has had or would reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, there is no Action pending or threatened in writing against any Acquired Company relating to personal injury, death or property or economic damage arising from products sold or services performed by the Acquired Companies that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.12 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Section 3.12(b) to the Disclosure Schedule sets forth a list of all leases under which any Acquired Company is a lessee of real property (the "Leased Real Property"). Seller has made available to Buyer true, correct and complete copies of all such leases, including all amendments thereto. Each Acquired Company has a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Each such lease is in full force and effect, and the applicable Acquired Company is not in default thereunder, except for any such defaults that would not reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, no other party to any such lease is in default thereunder.

(c) The Leased Real Property is used by the Acquired Companies in the ordinary course of business. To Seller's Knowledge, the current use of the Leased Real Property by the Acquired Companies does not violate any applicable Laws, except for any such violations that would not reasonably be expected to have a Material Adverse Effect.

(d) To Seller's Knowledge, there are no pending or threatened Actions that would reasonably be expected to materially impair the use of any Leased Real Property in the manner currently used by the Acquired Companies.

(e) To Seller's Knowledge, there are no material defects in the Leased Real Property that would reasonably be expected to materially interfere with the continued use of such Leased Real Property in the ordinary course of business.

Section 3.13 Personal Property; Title to Assets.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a list of all material items of equipment, furniture, fixtures and other tangible personal property owned or leased by the Acquired Companies having an individual book value in excess of $10,000.

(b) The Acquired Companies have good and valid title to, or in the case of leased assets have valid leasehold interests in, all material tangible personal property used in the conduct of the Business, including all such property reflected on the Financial Statements or acquired after the date thereof (except for assets disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Liens other than Permitted Liens.

Section 3.14 Personal Property Leases. Section 3.14 of the Disclosure Schedule sets forth a list of all leases under which any Acquired Company is a lessee of tangible personal property requiring annual payments in excess of $50,000 (the "Personal Property Leases"). Seller has made available to Buyer true, correct and complete copies of all such Personal Property Leases, including all amendments thereto. Each Personal Property Lease is in full force and effect, and the applicable Acquired Company has a valid leasehold interest thereunder, free and clear of all Liens other than Permitted Liens. The applicable Acquired Company is not in default under any Personal Property Lease, except for any such defaults that would not reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, no other party to any Personal Property Lease is in default

thereunder. The personal property subject to the Personal Property Leases is used by the Acquired Companies in the ordinary course of business.

Section 3.15 Sufficiency of Assets. The Acquired Companies own or have valid rights to use all material assets used in the conduct of the Business as currently conducted, and such assets are sufficient for the continued conduct of the Business in substantially the same manner as conducted as of the Effective Date, except where the failure of such assets to be so sufficient would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Use and Condition of Assets. The material tangible assets of the Acquired Companies are in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practice, in each case except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect. Such assets are suitable for use in the conduct of the Business as currently conducted in all material respects. The use of the material assets of the Acquired Companies complies with applicable Laws, except for any noncompliance that has not had and would not reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, no Acquired Company has received any written notice of any violation of applicable Law relating to any such assets that remains unresolved and that would reasonably be expected to have a Material Adverse Effect. Except in the ordinary course of business (including inventory in transit or held on consignment or bailment), the material tangible assets of the Acquired Companies are located at the Leased Real Property. The Acquired Companies do not hold any material tangible property of any other Person, except for inventory held on consignment in the ordinary course of business.

Section 3.17 Licenses and Permits. The Acquired Companies possess all licenses, permits, certificates, registrations, approvals and other authorizations of, and have made all filings with and notices to, any Governmental Authority required for the conduct of the Business as currently conducted. All such licenses, permits, certificates, registrations, approvals and authorizations are valid and in full force and effect, and the Acquired Companies are in compliance in all material respects with the terms and conditions thereof. No Acquired Company has received any written notice, and to Seller's Knowledge there is no basis, that any such license, permit, certificate, registration, approval or authorization will not be renewed in the ordinary course or that any Governmental Authority is considering revoking, canceling, suspending, limiting or materially adversely modifying any such license, permit, certificate, registration, approval or authorization. There is no pending, and to Seller's Knowledge no threatened, administrative, judicial or other proceeding relating to the revocation, cancellation, suspension or material adverse modification of any such license, permit, certificate, registration, approval or authorization. Except as set forth on Section 3.17 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any revocation, cancellation, suspension, limitation or material adverse modification of any such license, permit, certificate, registration, approval or authorization, (b) require any consent, approval, filing, notice or other action with or by any Governmental Authority in order for the Acquired Companies to continue to conduct the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing, or (c) constitute a material default under or violation of any such license, permit, certificate, registration, approval or authorization.

Section 3.18 Environmental Matters.

(a) There is no pending or, to Seller's Knowledge, threatened Environmental Claim against any Acquired Company, and no Acquired Company has received any written notice, request for information or other communication from any Governmental Authority or other Person alleging any violation of Environmental Law or any Liability under Environmental Law with respect to the Business or the facilities currently leased, operated or used by the Acquired Companies in the conduct of the Business.

(b) The Acquired Companies are, and since inception have been, in compliance with all Environmental Laws in all material respects.

(c) The Acquired Companies have not generated, used, handled, manufactured, treated, stored, disposed of, released or arranged for the disposal of any Hazardous Materials in a manner that has resulted in any Liability under Environmental Law with respect to the Business or any facilities currently or formerly leased, operated or used by the Acquired Companies in the conduct of the Business.

(d) There has been no release of Hazardous Materials at, on, under or from any facilities currently or formerly leased, operated or used by the Acquired Companies in the conduct of the Business that has resulted in any Liability of any Acquired Company under Environmental Law, and the Acquired Companies have not assumed or become subject to any Liability of any other Person under Environmental Law.

(e) There are no underground or aboveground storage tanks currently located at any facilities currently leased, operated or used by the Acquired Companies in the conduct of the Business except in compliance with Environmental Laws in all material respects.

Section 3.19 Contracts and Commitments.

(a) Section 3.19(a) of the Disclosure Schedule lists each of the Contracts of the Acquired Companies described below (such Contracts being referred to herein as the "Material Contracts"), and true, correct and complete copies of each such Material Contract, including all amendments, modifications, supplements and waivers thereto, have been made available to Buyer:

(i) any Contract providing for the sale of products or the provision of services by any Acquired Company involving payments to or from any Acquired Company in excess of $25,000;

(ii) any Contract providing for expenditures by any Acquired Company in excess of $25,000 individually, or Contracts with the same or affiliated vendor or other counterparty providing for expenditures by the Acquired Companies in excess of $50,000 in the aggregate;

(iii) any Contract to sell products or provide services to third parties that Seller knows is at a price that would result in a net loss to any Acquired Company or that contains terms

or conditions that the applicable Acquired Company cannot reasonably be expected to satisfy or fulfill in all material respects;

(iv) any Contract for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Acquired Companies or at a price in excess of the then-current reasonable market price at the time such Contract was entered into;

(v) any lease, sublease, license or other Contract pursuant to which any Acquired Company is a lessor, sublessor, licensor or grantor of, or permits any third party to use or operate, any real property or any material personal property;

(vi) any outstanding revocable or irrevocable power of attorney granted by any Acquired Company;

(vii) any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guaranty, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar Contract;

(viii) any Contract involving (A) a sharing of profits, (B) future payments of $25,000 individually or $50,000 or more in the aggregate per annum to any Person, or (C) any joint venture, strategic alliance, partnership or similar arrangement;

(ix) any sales agency, sales representation, consultant, distributorship or franchise Contract that is not terminable unilaterally by the applicable Acquired Company without penalty upon sixty (60) days' notice or less;

(x) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of any Acquired Company or a substantial portion of its assets;

(xi) any Contract containing any covenant or provision prohibiting or materially limiting competition by any Acquired Company, prohibiting or materially limiting any Acquired Company from freely engaging in any line of business or in any geographic area, or prohibiting or materially limiting the disclosure or use of trade secrets or other confidential or proprietary information;

(xii) any Contract not entered into in the Ordinary Course;

(xiii) any Contract pursuant to which any Acquired Company has acquired or disposed of, or agreed to acquire or dispose of, any securities, business, product line or material assets; and

(xiv) any shareholder agreement, voting agreement, registration rights agreement or other Contract relating to the issuance, transfer or ownership of any securities of any Acquired Company.

(b) No Acquired Company has received any written notice of any intention to terminate, repudiate, rescind or disclaim any Material Contract.

Section 3.20 Validity of Contracts. Each Material Contract is a valid and binding obligation of the applicable Acquired Company and, to Seller's Knowledge, each other party thereto, and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and to general principles of equity. No Acquired Company is in material breach of, or material default under, any Material Contract, and no event has occurred that, with or without notice or lapse of time or both, would constitute any such material breach or material default by any Acquired Company. To Seller's Knowledge, no other party to any Material Contract is in material breach of, or material default under, any Material Contract. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute or result in a material breach of or material default under any Material Contract, (b) result in the acceleration of any material obligations of any Acquired Company under any Material Contract, (c) result in the creation of any Lien (other than Permitted Liens) upon any material assets of any Acquired Company or the Purchased Securities pursuant to any Material Contract, or (d) require any consent, approval or notice under any Material Contract, except, in each case, as set forth on Section 3.20 of the Disclosure Schedule. True, correct and complete copies of each Material Contract, including all amendments, modifications and supplements thereto, have been made available to Buyer.

Section 3.21 Intellectual Property. Section 3.21 of the Disclosure Schedules sets forth a complete and accurate list of all registered Intellectual Property owned by the Acquired Companies and all other Intellectual Property owned by the Acquired Companies and used in the conduct of the Business, in each case excluding commercially available off-the-shelf software and other Intellectual Property generally available for purchase or use by the industry or the public. Section 3.21(a) of the Disclosure Schedule sets forth, for each item of registered Intellectual Property and each application therefor owned by the Acquired Companies, as applicable, the owner, title, mark, jurisdiction, application number, registration number, and filing or registration date. Section 3.21(b) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Acquired Company is granted the right to use any Intellectual Property used in the conduct of the Business, other than commercially available off-the-shelf software and other Intellectual Property generally available for purchase or use by the industry or the public, and all Contracts pursuant to which any Acquired Company has granted to any third party any right to use any Intellectual Property owned by any Acquired Company.

(a) The Acquired Companies own or have the valid right to use all Intellectual Property used in the conduct of the Business as currently conducted.

(b) The registered Intellectual Property and applications therefor set forth on Section 3.21(a) of the Disclosure Schedule are subsisting and, to Seller's Knowledge, valid and enforceable. No Acquired Company has received any written notice of any pending or threatened opposition, interference, cancellation, invalidity, unenforceability or similar proceeding with respect to any such Intellectual Property.

(c) The Contracts set forth on Section 3.21(b) of the Disclosure Schedule are in full force and effect, and no Acquired Company is in breach of or default under any such Contract. To Seller's Knowledge, no other party thereto is in breach of or default under any such Contract.

(d) The conduct of the Business as currently conducted, including the use of the Intellectual Property used in the Business, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party. No Acquired Company has received any written notice or claim alleging that the conduct of the Business infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party, and no Acquired Company has received any written notice or claim challenging the ownership, validity, enforceability or use by any Acquired Company of any Intellectual Property used in the Business.

(e) To Seller's Knowledge, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by any Acquired Company.

(f) To Seller's Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or give any third party the right to terminate or materially modify, any right of any Acquired Company to use any Intellectual Property used in the conduct of the Business, except as set forth on Section 3.21(b) of the Disclosure Schedule.

(g) Each current and former employee, independent contractor and consultant of each Acquired Company who has contributed to the creation or development of any Intellectual Property used in the conduct of the Business has executed a valid and enforceable written agreement assigning to the applicable Acquired Company all right, title and interest in and to such Intellectual Property, and, to the extent applicable, waiving any moral rights therein. No such Person has any ownership interest in any Intellectual Property used in the conduct of the Business.

Section 3.22 Insurance. The Acquired Companies have, since January 1, 2025, maintained insurance coverage required by applicable Law and all Contracts to which any Acquired Company is a party, including general liability, professional liability (if applicable), unemployment and workers' compensation insurance. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by or for the benefit of the Acquired Companies, including the insurer, policy number, type of coverage, limits, deductibles and policy period, and identifies which policies are claims-made and which are occurrence-based. True, correct and complete copies of such policies have been made available to Buyer. All such insurance policies are in full force and effect, all premiums due thereon have been paid, and no Acquired Company is in breach of or default under any such insurance policy. No Acquired Company has received any written notice of cancellation, non-renewal or material modification of any such insurance policy, and there are no claims pending under any such policies as to which coverage has been denied or disputed. Such insurance policies provide coverage in such amounts and against such risks as are customary for companies engaged in the Business and are sufficient to comply in all material respects with applicable Law and the requirements of all Material Contracts.

Section 3.23 Healthcare Regulatory Compliance. The Acquired Companies are, and since January 1, 2023 have been, in compliance in all material respects with all applicable healthcare Laws and requirements of Governmental Authorities relating to the ownership, operation and conduct of the Business, including to the extent applicable, laws and requirements relating to the corporate practice of medicine, the practice of medicine, telehealth, pharmacy operations, prescription and dispensing activities, compounding, controlled substances, laboratory matters, billing, coding, claims submission, reimbursement, fee-splitting, patient referrals, kickbacks, false claims, professional licensure, provider enrollment, and privacy and security of protected health information, including HIPAA. The Acquired Companies hold all material licenses, permits, registrations, certifications, provider numbers, approvals and other authorizations required to conduct the Business as currently conducted, all of which are valid and in full force and effect, and no suspension, revocation, termination, restriction, probation, exclusion or other adverse action is pending or, to Seller's Knowledge, threatened with respect thereto. Neither Seller, any Acquired Company, nor, to Seller's Knowledge, any director, officer, employee, contractor, prescriber, pharmacist or other service provider of any Acquired Company whose services are material to the Business has been excluded, suspended, debarred or otherwise made ineligible to participate in any federal or state healthcare program or debarred, suspended or otherwise disqualified under any applicable Law administered by the FDA, DEA, HHS-OIG, CMS or any similar Governmental Authority. No Acquired Company has received any written notice, subpoena, civil investigative demand, deficiency notice, warning letter, inspectional observation, statement of deficiencies, notice of violation, recoupment demand, refund demand or other written communication from any Governmental Authority alleging any material violation of any applicable healthcare Law or requiring corrective action, and, to Seller's Knowledge, no investigation, audit or other proceeding is pending or threatened relating to any such matter. To Seller's Knowledge, no event has occurred and no condition or circumstance exists that would reasonably be expected to result in the revocation, suspension, restriction or nonrenewal of any material license, permit, registration, certification, provider number, approval or other authorization required for the conduct of the Business as currently conducted. Without limiting the foregoing, to the extent any Acquired Company owns, operates or conducts any pharmacy or compounding activities, such activities have been conducted in compliance in all material respects with applicable pharmacy Laws, FDA requirements, DEA requirements and state board of pharmacy requirements.

Section 3.24 Employees, Officers, Directors and Consultants.

(a) Section 3.24(a) of the Disclosure Schedule sets forth a complete and accurate list of each current employee of the Acquired Companies, including each employee on leave of absence, showing for each such employee: name, job title or position, current base compensation, and accrued but unused vacation or paid time off. Schedule 3.24(a) also identifies each current officer and director of the Acquired Companies.

(b) Section 3.24(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all current consultants and independent contractors of the Acquired Companies and (ii) all former employees or other service providers for whom any Acquired Company has any continuing compensation, severance, benefit or other payment obligation, in each case including the current rate of compensation or fees and any bonus, incentive or similar arrangements.

(c) Except as set forth on Section 3.24(c) of the Disclosure Schedule, no Acquired Company is indebted to Seller or any Affiliate of Seller, or to any current or former director, officer, employee or consultant of any Acquired Company, other than for accrued salaries, wages, fees, bonuses, employee benefits and reimbursements of ordinary course expenses.

(d) Except for advances of ordinary course business expenses, no current or former director, officer, employee or consultant of any Acquired Company is indebted to any Acquired Company.

(e) All payments made by the Acquired Companies to employees, officers, directors, consultants and agents have been made for bona fide services rendered and in compliance in all material respects with applicable Law. No Acquired Company has made any unlawful payment, including any bribe, kickback or other improper payment, to any Person in connection with the Business. The Acquired Companies have maintained books and records that accurately and fairly reflect, in all material respects, all compensation and other payments made by or on behalf of the Acquired Companies.

(f) No current employee, officer or director of any Acquired Company is subject to any agreement or obligation that would materially interfere with the performance of such Person's duties to the Acquired Companies or the conduct of the Business as currently conducted.

(g) Each individual who is or was engaged by any Acquired Company and treated as an independent contractor or consultant, rather than as an employee, has been properly classified under applicable Law. Each Acquired Company has properly reported and paid all Taxes, penalties, interest, fees and other amounts required to be paid with respect to such individuals. No Acquired Company has received any written notice from any Governmental Authority challenging or questioning the classification of any such individual as an independent contractor or consultant.

Section 3.25 Bank Accounts of the Acquired Companies. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of all bank accounts, investment accounts and safe deposit boxes maintained by or on behalf of the Acquired Companies, including the name of the financial institution, account number (or identifying number), and the names of all Persons authorized as signatories or otherwise having access to or control over such accounts or boxes. The Acquired Companies are not party to any lock-box, blocked account or similar arrangement. All funds received by the Acquired Companies in the Ordinary Course are deposited into one or more of the accounts set forth on Section 3.25 of the Disclosure Schedule, and no funds of the Acquired Companies are maintained in any account not set forth on Section 3.25 of the Disclosure Schedule.

Section 3.26 Labor Matters.

(a) No Acquired Company is a party to or bound by any collective bargaining agreement or other agreement with any labor union or other employee representative, and no labor union or other employee representative represents or, to Seller's Knowledge, is seeking to represent any employees of any Acquired Company.

(b) There is no labor strike, slowdown, work stoppage or other labor dispute pending or, to Seller's Knowledge, threatened against any Acquired Company.

(c) No charge, complaint or proceeding relating to unfair labor practices or employment discrimination is pending or, to Seller's Knowledge, threatened against any Acquired Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, and no Acquired Company has engaged in any unfair labor practice.

(d) The Acquired Companies are, and have been, in compliance in all material respects with all applicable Laws relating to employment and labor, including those relating to wages, hours, overtime, employee classification, immigration, workplace safety and the payment and withholding of Taxes.

(e) No current or former employee of any Acquired Company has any pending claim against any Acquired Company for unpaid wages, salary, overtime, bonuses, commissions or other compensation (other than amounts accrued in the Ordinary Course and reflected on the Financial Statements), or for any violation of applicable wage and hour Laws, and, to Seller's Knowledge, no such claim has been threatened.

(f) No Acquired Company has any pending or outstanding claim, or, to Seller's Knowledge, any threatened claim, for severance, termination pay, wrongful termination, discrimination, harassment or other employment-related Liability.

(g) Except as set forth on Section 3.26 of the Disclosure Schedules, no Acquired Company is a party to any employment, consulting or similar Contract that (i) is not terminable at will (or on notice of thirty (30) days or less) without Liability, or (ii) provides for any severance, change in control, retention or similar payments or benefits in connection with the transactions contemplated by this Agreement.

(h) The Acquired Companies are, and have been, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act and any similar state or local Laws, and no Acquired Company has effected any "plant closing" or "mass layoff" (as defined in such Laws) that would result in any Liability.

Section 3.27 Employee Benefit Matters. The Acquired Companies do not maintain, sponsor or contribute to any employee benefit plan that is subject to Title IV of ERISA, and do not maintain any pension, retirement, deferred compensation or similar plan. Except for group health, welfare or similar benefit plans maintained in the Ordinary Course, the Acquired Companies do not maintain or contribute to any other employee benefit plans.

Section 3.28 Books and Records and Financial Controls.

(a) True, correct and complete copies of the books and records of the Acquired Companies, including books of account, membership interest record books (with respect to Live Well Drugstore) and stock record books (with respect to the other Acquired Companies), minute

books and other corporate or limited liability company records, have been made available to Buyer. Such books and records have been maintained in accordance with good business practices consistently applied and accurately reflect, in all material respects, the transactions and assets of the Acquired Companies. The minute books of the Acquired Companies contain complete and accurate records of all meetings and other corporate or limited liability company actions of the shareholders or members, the Board of Directors or managers, as applicable, and any committees thereof, and no such meeting or action has been taken for which minutes or written consents have not been prepared and included in such minute books.

(b) The Acquired Companies maintain internal accounting controls that are sufficient to provide reasonable assurance that (i) transactions are executed only in accordance with management's authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.29 Brokers; Improper Payments; Books and Records. Except as set forth on Section 3.29 of the Disclosure Schedule, no Acquired Company has any Liability for any finder's fee, brokerage commission or similar compensation payable to any broker, finder or other intermediary in connection with any Contract or commitment of any Acquired Company. No Acquired Company has maintained any unrecorded fund or asset. All payments made by or on behalf of the Acquired Companies have been properly recorded in the books and records of the Acquired Companies, and no false or fictitious entries have been made in the books and records of any Acquired Company. No payment has been made by or on behalf of any Acquired Company that was not supported by appropriate documentation or that was inaccurately reflected on the books and records of the applicable Acquired Company. No Acquired Company has used any of its funds or assets for any unlawful purpose or made any unlawful political contribution.

Section 3.30 Change in Ownership. Except as set forth on Section 3.30 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the termination or material adverse modification of any Material Contract, (b) give any customer, supplier or other material business counterparty of any Acquired Company the right to terminate, materially modify or adversely affect its relationship with any Acquired Company, or (c) require any consent, approval or notice under any Contract with any such customer, supplier or other counterparty. No Acquired Company has received any written notice, and Seller has no Knowledge, that any customer, supplier or other material business counterparty intends to terminate or materially reduce its relationship with any Acquired Company as a result of the transactions contemplated by this Agreement.

Section 3.31 Accuracy of Information. None of the representations or warranties of Seller contained in this Agreement, and none of the statements contained in any Schedule, Exhibit, certificate or other document delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the representations and warranties set forth in this Article IV are true and correct as of as of the Effective Date and as of the Closing, except for matters expressly contemplated by this Agreement.

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to impair in any material respect Buyer's ability to consummate the transactions contemplated by this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not violate any provision of Buyer's Organizational Documents, violate any applicable Law or Order, or result in a breach of, or constitute a default under, any material Contract binding upon Buyer, except, in the case of any such violation, breach or default, as would not reasonably be expected to impair in any material respect Buyer's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations or filings the failure of which to obtain or make would not reasonably be expected to impair in any material respect Buyer's ability to consummate the transactions contemplated hereby

Section 4.02 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

Section 4.03 Brokers, Finders. No broker, finder, investment banker, agent or other intermediary acting on behalf of Buyer is entitled to any brokerage, finder's or other fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby for which Seller or any Acquired Company would be liable.

Section 4.04 Solvency. Assuming the satisfaction of the conditions to Buyer's obligation to consummate the Closing set forth in this Agreement and the accuracy of the representations and

warranties of Seller contained in this Agreement, immediately after giving effect to the consummation of the transactions contemplated hereby, Buyer will be solvent and will have sufficient cash on hand, available funds or binding financing commitments to pay the Purchase Price and the fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby.

Section 4.05 Litigation. There is no Action pending or, to Buyer's Knowledge, threatened against Buyer that would reasonably be expected to impair in any material respect Buyer's ability to execute and deliver this Agreement or to consummate the transactions contemplated hereby. Buyer is not subject to any Order that would reasonably be expected to impair in any material respect Buyer's ability to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

Section 4.06 Accuracy of Information. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission under the Exchange Act as of the Effective Date. As of their respective filing dates (or, if amended prior to the Effective Date, as of the date of the last such amendment), such reports, schedules, forms, statements and other documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, and none of such reports, schedules, forms, statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the representations and warranties set forth in this Article V are true and correct as of the Effective Date and as of the Closing, except for (a) matters expressly contemplated by this Agreement and (b) matters set forth in the Disclosure Schedules:

Section 5.01 Authority; Binding Obligation. Seller is an individual resident of the State of Florida and has full legal capacity and authority to execute and deliver this Agreement, to perform Seller's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity.

Section 5.02 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law or Order applicable to Seller, (b) result in a breach of, or constitute a default under, any Contract binding upon Seller, or (c) require any consent, approval or authorization of, or filing with, any Governmental Authority or other Person, except, in the case of clauses (a), (b) and (c), as would not reasonably be expected to impair in any material respect Seller's ability to consummate the transactions contemplated hereby.

Section 5.03 Title to the Purchased Securities. Seller owns of record and beneficially all of the issued and outstanding capital stock of Pointe Medical Services, Pointe Med Pharmacy and Livewell MD, and all of the membership interests of Live Well Drugstore other than the Live Well Minority Interests, in each case free and clear of all Liens (other than restrictions arising under applicable securities Laws). Immediately prior to the Closing, after giving effect to the consummation of the Live Well Minority Acquisition, Seller will own of record and beneficially all of the Purchased Securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws). Upon delivery of the Purchased Securities to Buyer at the Closing in accordance with this Agreement, Buyer will acquire good and valid title to the Purchased Securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws). Except in connection with the Live Well Minority Acquisition, Seller is not a party to any option, warrant, call, right, proxy, voting trust or other agreement or understanding obligating Seller to sell, transfer, pledge or otherwise dispose of, or relating to the voting of, any of the Purchased Securities that will survive the Closing.

Section 5.04 Investor Representations. With respect to the Equity Consideration to be issued to Seller pursuant to this Agreement, Seller acknowledges and agrees as follows:

(a) Seller understands that the shares of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, to be issued to Seller may not be issued unless and until a registration statement covering such shares has been declared effective by the Securities and Exchange Commission, and that Buyer has no control over whether or when such registration statement will be declared effective.

(b) Seller has been afforded the opportunity to ask questions of, and receive answers from, Buyer and its representatives concerning Buyer and the terms and conditions of the Equity Consideration, and has received all information that Seller has reasonably requested in order to make an informed investment decision.

(c) Seller understands that an investment in the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable, involves a high degree of risk and that Seller must be prepared to bear the economic risk of such investment for an indefinite period.

(d) Seller has been advised to consult with independent legal counsel and tax advisors regarding the legal and tax consequences of the transactions contemplated by this Agreement and the ownership of the applicable equity securities issued or issuable pursuant to Section 2.02(b) or Section 2.02(c), as applicable.

ARTICLE VI.
COVENANTS; POST-CLOSING OBLIGATIONS; RESTRICTIVE COVENANTS

Section 6.01 Business Combination; Westin F-4 Cooperation. Buyer shall use commercially reasonable efforts to cause the Westin F-4 to be prepared, filed and prosecuted in accordance with the definitive documentation governing the Business Combination. Seller shall, and shall cause

the Acquired Companies and their respective Representatives to, reasonably cooperate with Buyer, Westin and their respective Representatives in connection with the preparation, filing, amendment and effectiveness of the Westin F-4 and any related proxy statement/prospectus, including by furnishing such financial statements, business information, diligence materials, consents, management certifications and other information relating to Seller and the Acquired Companies as may be reasonably requested for inclusion in, or in connection with, the Westin F-4 or any related SEC review process. Buyer shall remain responsible for its obligations under this Agreement notwithstanding that the Westin F-4 is filed by Westin or that any portion of the Purchase Price is paid or issued by Westin or any Affiliate or successor of Buyer in connection with the Business Combination.

Section 6.02 Confidentiality. Buyer acknowledges that, in the course of its investigation of the Acquired Companies and the transactions contemplated by this Agreement, Buyer and its Representatives have received and will receive confidential information and documents relating primarily to the Acquired Companies and, to the extent applicable, Seller (collectively, the "Confidential Information"), the unauthorized use or disclosure of which could be detrimental to the Acquired Companies and Seller. Buyer agrees that, prior to the Closing, it shall, and shall cause its Representatives to, keep all Confidential Information strictly confidential and shall not disclose or use any Confidential Information except in connection with the evaluation and consummation of the transactions contemplated by this Agreement, without the prior written consent of Seller. The obligations set forth in this Section shall not apply to any Confidential Information that (a) is or becomes generally available to the public other than as a result of a breach of this Section, (b) is or becomes available to Buyer or its Representatives on a non-confidential basis from a source other than Seller or the Acquired Companies, provided that such source is not known by Buyer to be bound by a confidentiality obligation with respect to such information, or (c) was in Buyer's possession prior to its disclosure by or on behalf of Seller or the Acquired Companies. If Buyer or any of its Representatives is required by applicable Law, regulation or Order to disclose any Confidential Information, Buyer shall, to the extent legally permissible, provide Seller with prompt written notice of such requirement so that Seller may seek an appropriate protective order or other remedy at its expense. Buyer shall disclose only that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed. If this Agreement is terminated and the Closing does not occur, Buyer shall, upon written request of Seller, promptly destroy (or, at Seller's option, return) all Confidential Information in its possession or control, including all copies thereof, and shall certify such destruction to Seller; provided, however, that Buyer may retain copies of Confidential Information to the extent required by applicable Law or internal record retention policies, subject to the continuing confidentiality obligations set forth herein.

Section 6.03 Public Disclosures. Seller agrees that, prior to the Closing, Seller shall not, and shall not permit any of its Representatives or any Acquired Company to, issue or disseminate any press release or make any public statement or other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or Order. In the event that any such disclosure is required, Seller shall, to the extent reasonably practicable, provide Buyer with prior written notice of such requirement and an opportunity to review and comment on the proposed disclosure. Buyer shall have the right to make such public disclosures regarding this Agreement and the transactions contemplated hereby as it determines in

good faith are required to comply with applicable Law, including the requirements of the Securities and Exchange Commission and any applicable securities exchange.

Section 6.04 Public Filings. From and after the Closing, Seller shall, upon reasonable request of Buyer, provide such information and documentation as Buyer may reasonably require in order to comply with its obligations under applicable securities Laws, including the filing of reports, registration statements and other documents with the Securities and Exchange Commission. Buyer shall reimburse Seller for any reasonable out-of-pocket costs incurred in providing such assistance.

Section 6.05 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date (each, a "Pre-Closing Tax Period") that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies, unless otherwise required by applicable Law. Buyer shall provide Seller with a reasonable opportunity to review and comment on each such Tax Return prior to filing and shall consider in good faith any reasonable comments of Seller. Seller shall reimburse Buyer for any Taxes of the Acquired Companies attributable to such periods within five (5) Business Days after payment thereof by Buyer or the Acquired Companies, except to the extent such Taxes are taken into account in the adjustments contemplated under Section 2.04.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Acquired Companies for Tax periods that begin before and end after the Closing Date (a "Straddle Tax Period"). Such Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies, unless otherwise required by applicable Law. Buyer shall provide Seller with a reasonable opportunity to review and comment on each such Tax Return prior to filing and shall consider in good faith any reasonable comments of Seller. Seller shall reimburse Buyer, within five (5) Business Days after payment of such Taxes by Buyer or the Acquired Companies, for the portion of such Taxes attributable to the portion of such Straddle Tax Period ending on the Closing Date, except to the extent such Taxes are taken into account in the adjustments contemplated under Section 2.04. For purposes of this Section 6.05(a) (i) Taxes that are not based on income or receipts shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date on a per diem basis, (ii) Taxes based on income or receipts shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date as if the relevant taxable period ended on the Closing Date, and (iii) any credits relating to such Taxes shall be allocated in a manner consistent with such allocation.

(c) Cooperation on Tax Matters. Buyer and Seller shall cooperate in good faith, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit or other proceeding relating to Taxes of the Acquired Companies. Such cooperation shall include making available books and records and other information reasonably relevant to such matters and, upon reasonable request, making employees available on a mutually convenient basis to provide additional information and explanation. Buyer shall cause the Acquired Companies to retain all books and records relating to Tax matters for any taxable

period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof of which Buyer has been notified), and to comply with any record retention agreements entered into with any taxing authority. Buyer shall provide Seller with reasonable written notice prior to destroying or discarding any such books and records and, upon Seller's request, shall provide Seller with copies thereof. Buyer and Seller shall use commercially reasonable efforts to obtain any certificates or other documents from any Governmental Authority or other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated by this Agreement.

(d) Amended Tax Returns.

(i) Any amended Tax Return of any Acquired Company, or any claim for refund on behalf of any Acquired Company, for any taxable period ending on or prior to the Closing Date shall be filed, or caused to be filed, only by Seller; provided that Seller shall not file or cause to be filed any such amended Tax Return or claim for refund without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such filing would reasonably be expected to affect Buyer in any taxable period ending after the Closing Date.

(ii) Any amended Tax Return of any Acquired Company, or any claim for refund on behalf of any Acquired Company, for any taxable period ending after the Closing Date shall be filed, or caused to be filed, only by Buyer; provided that Buyer shall not file or cause to be filed any such amended Tax Return or claim for refund without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) if such filing would reasonably be expected to increase Seller's Tax Liability with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

(e) Audits.

(i) Buyer shall provide Seller with prompt written notice of any audit, examination or other proceeding relating to Taxes of the Acquired Companies for any taxable period ending on or prior to the Closing Date. Seller shall have the sole right to control the conduct of any such proceeding, at its expense, including the selection of counsel and the authority to settle; provided that Seller shall keep Buyer reasonably informed of the status of such proceeding, shall provide Buyer with copies of material correspondence and filings upon reasonable request (at Buyer's expense), and shall consult with Buyer prior to any settlement. Seller shall not settle any such proceeding in a manner that would reasonably be expected to adversely affect Buyer in any taxable period ending after the Closing Date without Buyer's prior written consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall have the right to participate in such proceeding, but not control it, at its own expense.

(ii) Buyer and Seller shall each provide the other with prompt written notice of any audit, examination or other proceeding relating to Taxes of the Acquired Companies for any Straddle Tax Period. Buyer and Seller shall jointly control the conduct of any such proceeding, and neither Party shall settle such proceeding without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(iii) Buyer shall have the right to control all other Tax audits and proceedings of the Acquired Companies; provided that Buyer shall not settle any such proceeding in a manner that would reasonably be expected to increase Seller's Tax Liability for any taxable period ending on or prior to the Closing Date without Seller's prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iv) Buyer shall cause the Acquired Companies to execute and deliver such powers of attorney and other documents as may be reasonably necessary to give effect to this Section.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) arising in connection with this Agreement shall be borne by Seller. Seller shall timely file all required Tax Returns and other documentation with respect to such Taxes, at Seller's expense, and Buyer shall, and shall cause the Acquired Companies to, reasonably cooperate in the preparation and filing of such Tax Returns, including by executing and delivering any required documents.

(g) Tax Covenants.

(i) Buyer shall not, and shall not permit any Acquired Company or any Affiliate of Buyer to, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (A) take any action outside the ordinary course of business after the Closing Date that would reasonably be expected to increase Seller's Tax Liability with respect to any taxable period ending on or prior to the Closing Date, or (B) make or change any material Tax election, amend any Tax Return, take any Tax position, or settle any Tax matter, in each case if such action would reasonably be expected to increase Seller's Tax Liability or reduce any Tax asset of the Acquired Companies with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. For the avoidance of doubt, Buyer shall not make any election under Section 338 of the Code (or any similar provision of state or local Law) with respect to the purchase of the Purchased Securities.

(ii) After the Closing Date, Buyer shall not, and shall not permit any Acquired Company to, agree to any waiver or extension of the statute of limitations relating to Taxes of the Acquired Companies for any taxable period (or portion thereof) ending on or prior to the Closing Date without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Seller shall be entitled to any Tax refunds (or credits in lieu thereof) received by any Acquired Company that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, except to the extent such amounts are taken into account in the adjustments contemplated under Section 2.04. Buyer shall pay such amounts to Seller within ten (10) days after receipt thereof by Buyer or any Acquired Company. Buyer shall cooperate in good faith with Seller in connection with the preparation and filing of any Tax Returns or other filings required to claim such refunds.

Section 6.06 Tax Dispute Resolution Mechanism. Any dispute between Buyer and Seller relating to Taxes under this Agreement shall be resolved as follows: (i) Buyer and Seller shall first

attempt in good faith to resolve the dispute through negotiation; (ii) if the Parties are unable to resolve the dispute within thirty (30) days, the dispute shall be submitted to the Neutral Accounting Firm, and if the Parties are unable to agree on the Neutral Accounting Firm within ten (10) days after written notice by either Party requesting such agreement, Buyer and Seller shall each select an independent accounting firm of nationally recognized standing and such firms shall jointly designate the Neutral Accounting Firm, provided that if either Party fails to designate a firm within such ten (10)-day period, the firm designated by the other Party shall serve as the Neutral Accounting Firm; (iii) the Neutral Accounting Firm shall act as an expert and not as an arbitrator and shall resolve the dispute in accordance with applicable Tax Law and the provisions of this Agreement and shall render its determination in writing within thirty (30) days after submission of the dispute, which determination shall be final, conclusive and binding on the Parties absent fraud or manifest error; (iv) any payment required to be made as a result of such determination shall be made within five (5) Business Days after such determination becomes final, and any required amended Tax Return shall be filed within thirty (30) days thereafter; and (v) the fees and expenses of the Neutral Accounting Firm shall be allocated between Buyer and Seller in such manner as the Neutral Accounting Firm determines based on the relative merits of the positions of the Parties.

Section 6.07 Restrictive Covenants.

(a) Non-Competition. Seller acknowledges that Buyer is entering into this Agreement in reliance upon Seller's agreement to the restrictions set forth in this Section 6.07 and that such restrictions are reasonable and necessary to protect the goodwill, confidential information and legitimate business interests being acquired by Buyer pursuant to this Agreement. Accordingly, during the Restricted Period, Seller shall not, directly or indirectly, for Seller's own account or on behalf of any other Person, own, manage, operate, control, participate in, consult with, render services to, be employed by, or otherwise engage in any business that is competitive with the Business as conducted by the Acquired Companies as of the Closing Date in the anti-aging, wellness, integrative medicine, pharmacy, telehealth or related healthcare services space in any geographic area in which the Acquired Companies conduct the Business as of the Closing Date; provided, however, that nothing in this Section 6.07 shall prohibit Seller from (i) practicing internal medicine, general practice or primary care, so long as such activities are not conducted in a manner competitive with the Business, (ii) engaging in the practice of medicine outside of the anti-aging and wellness space, or (iii) owning, solely as a passive investment, securities of any publicly traded company constituting not more than two percent (2%) of any class of outstanding securities of such company. Notwithstanding the foregoing, during the Restricted Period Seller shall not, directly or indirectly, own, operate, manage, control, participate in, consult with, render services to, or have any financial interest in, any compounding pharmacy. For purposes of this Section 6.07, the "Restricted Period" means the period commencing on the Closing Date and ending on the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the date that is one (1) year following the date Seller ceases to be employed by, or provide consulting or other services to, Buyer, any Acquired Company or any of their respective Affiliates for any reason other than a termination by Buyer, any Acquired Company or any such Affiliate without "Cause" (as defined in the applicable employment or consulting agreement to which Seller is a party).

(b) Non-Solicitation. During the Restricted Period, Seller shall not, directly or indirectly, for Seller's own account or on behalf of any other Person, (i) solicit, divert, take away or attempt to solicit, divert or take away from Buyer, any Acquired Company or any of their respective Affiliates any customer, patient, referral source, supplier, vendor, payor or other business relationship of the Business for the purpose of providing products or services that are competitive with the Business, or (ii) solicit for employment or engagement, hire, employ or engage, or assist any other Person in soliciting for employment or engagement, hiring, employing or engaging, any employee, independent contractor or consultant of Buyer, any Acquired Company or any of their respective Affiliates who is employed or engaged in connection with the Business; provided, however, that the foregoing shall not prohibit general solicitations not specifically targeted at any such Person.

(c) Non-Disparagement. During the Restricted Period, Seller shall not make, publish or communicate to any Person or in any public forum any defamatory or disparaging statement concerning Buyer, any Acquired Company, the Business, or any of their respective directors, officers, employees, products or services; provided, however, that nothing in this Section shall prohibit Seller from making truthful statements as required by applicable Law, legal process or governmental request, or from testifying truthfully in any legal or regulatory proceeding.

(d) Reasonableness. Seller acknowledges and agrees that the covenants contained in this Section are reasonable in scope, duration and geographic area and are necessary to protect Buyer's legitimate business interests, including the goodwill and confidential information acquired pursuant to this Agreement. If any provision of this Section is held to be invalid or unenforceable, the Parties intend that such provision be enforced to the maximum extent permitted by applicable Law and that any court making such determination shall have the power to reduce or limit the scope, duration or geographic area of such provision to the extent necessary to render it enforceable.

(e) Injunctive Relief. Seller acknowledges that a breach of this Section would cause irreparable harm to Buyer for which monetary damages alone would not be an adequate remedy and that, in the event of any such breach or threatened breach, Buyer shall be entitled to seek injunctive relief, specific performance and other equitable remedies, in addition to any other remedies available at law or in equity.

(f) Termination Upon Payment Default. Notwithstanding anything to the contrary in this Section 6.07, Seller's obligations under this Section 6.07 shall automatically terminate if Buyer fails to cure a payment default with respect to the Deferred Cash Payment or the Assumed Indebtedness within the applicable cure period provided under this Agreement, the Deferred Payment Note or the applicable loan documents governing the Assumed Indebtedness.

Section 6.08 Assumed Indebtedness. The parties acknowledge and agree that the Assumed Indebtedness is, and from and after the Closing will remain, the obligation of the applicable Acquired Companies, as borrower(s) thereunder, and that Buyer is not, and shall not become, a borrower, co-borrower or assignee under, or otherwise a primary obligor of, the Assumed Indebtedness. The Assumed Indebtedness shall not be repaid from the Closing Payment. As between Buyer and Seller, from and after the Closing, Buyer hereby assumes, and shall be solely

responsible for, the payment, performance and discharge of the Assumed Indebtedness, and shall cause the applicable Acquired Companies to pay and perform the Assumed Indebtedness as and when due. Buyer shall, or shall cause the applicable Acquired Companies to, no later than the date that is one hundred twenty (120) days after the Closing Date, repay, refinance or otherwise discharge in full the Assumed Indebtedness, including all accrued and unpaid interest, fees, prepayment premiums and other amounts payable in respect thereof, and shall obtain the release of all Liens securing the same (other than the Lien granted under the Stock Pledge Agreement). Buyer acknowledges that Seller has provided one or more personal guaranties in respect of the Assumed Indebtedness (collectively, the "Seller Guaranty"). Notwithstanding anything herein to the contrary, if, at any time following the Closing and prior to Seller's release from the Seller Guaranty, any lender or other holder of the Assumed Indebtedness commences any action, proceeding or enforcement action against Seller, makes written demand upon Seller for payment under the Seller Guaranty, accelerates the Assumed Indebtedness as against Seller, or otherwise seeks to enforce the Seller Guaranty, then PubCo shall, within thirty (30) days after written notice thereof from Seller (or such shorter period as may be necessary to prevent the entry of judgment or other material prejudice to Seller), repay, refinance or otherwise discharge in full the outstanding Assumed Indebtedness and obtain the release of Seller from the Seller Guaranty. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or relating to the Assumed Indebtedness or the Seller Guaranty in respect of any period, act, omission or matter arising or occurring from and after the Closing, including any failure by Buyer or any Acquired Company to timely pay, perform or discharge the Assumed Indebtedness. Buyer and PubCo shall use commercially reasonable efforts to obtain, as promptly as practicable following the Closing, a full and unconditional release of Seller from the Seller Guaranty, and, pending such release, Buyer, PubCo and the Acquired Companies shall not take any action that would reasonably be expected to increase Seller's exposure under the Seller Guaranty.

Section 6.09 PubCo Obligations. Buyer shall cause PubCo to, and, pursuant to the PubCo Joinder, PubCo shall be directly and primarily obligated to, (a) issue the Equity Consideration and the Live Well Minority Stock Consideration in accordance with Section 2.02, (b) register, and use commercially reasonable efforts to maintain the effectiveness of the registration of, the shares of PubCo Common Stock comprising the Equity Consideration and the Live Well Minority Stock Consideration as contemplated by this Agreement, and (c) authorize, reserve, issue and deliver the Make-Good Shares in accordance with Section 2.03. Buyer shall cause PubCo to execute and deliver the PubCo Joinder at or prior to the Closing. The obligations of Buyer under this Section shall not be construed to relieve PubCo of, or to render Buyer primarily liable for, any obligation expressly assumed by PubCo under the PubCo Joinder, except to the extent Buyer has expressly agreed to be so liable in this Agreement.

ARTICLE VII.
BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

Section 7.01 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and except for those representations and warranties that by their terms speak as of an earlier date, which shall be true and correct as of such earlier date), Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed by Seller under this Agreement at or prior to the Closing, and Seller shall have delivered, or caused to be delivered, all closing deliverables required pursuant to Section 2.07. At the Closing, Seller shall deliver to Buyer a certificate, duly executed by Seller, certifying that the foregoing conditions have been satisfied.

Section 7.02 Consents and Approvals. All required filings with any Governmental Authority or other third party shall have been made, and all required authorizations, consents and approvals shall have been obtained and shall be in full force and effect.

Section 7.03 No Litigation or Contrary Judgment. On the Closing Date, there shall be no Action pending or, to Seller's Knowledge, threatened, and no Order in effect, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect.

Section 7.04 No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, development or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.05 Business Combination; Financing. The Business Combination shall have been consummated, or shall be consummated substantially concurrently with the Closing, the Registration Statement shall have been declared effective by the Securities and Exchange Commission and remain effective as of the Closing Date, and the PIPE Financing and ELOC Facility shall have been consummated or otherwise be available to Buyer in amounts sufficient, together with other funds available to Buyer, to consummate the transactions contemplated by this Agreement, including payment of the Closing Payment and the performance of Buyer's other obligations required to be performed at the Closing.

Section 7.06 Manager Consent; Operating Agreement Compliance. The Manager of Live Well Drugstore shall have consented in writing to the transfers of membership interests contemplated by the Live Well Minority Acquisition and this Agreement, as required under Section 5.4 of the Live Well Drugstore operating agreement, and the right-of-first-refusal and notice procedures set forth in Section 13.2 of the Live Well Drugstore operating agreement shall have been satisfied or validly waived with respect to such transfers.

ARTICLE VIII.
SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

Section 8.01 Accuracy of Representations and Warranties; Performance of Obligations. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and except for those representations and warranties that by their terms speak as of an earlier date, which shall be true and correct as of such earlier date), Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing, and Buyer shall have delivered, or caused to be delivered, all closing deliverables required pursuant to Section 2.09. At the Closing, Buyer shall deliver to Seller a certificate, duly executed by an authorized officer of Buyer, certifying that the foregoing conditions have been satisfied.

Section 8.02 Consents and Approvals. All required filings with any Governmental Authority or other third party shall have been made, and all required authorizations, consents and approvals shall have been obtained and shall be in full force and effect.

Section 8.03 No Litigation or Contrary Judgment. On the Closing Date, there shall be no Action pending or, to Buyer's Knowledge, threatened, and no Order in effect, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.04 Ancillary Agreements; Allocation Schedule. Each of the following shall have been executed and delivered (or, in the case of the allocation schedule, completed), in form and substance reasonably acceptable to Seller: (a) the Minority Holder Agreement; (b) the completed allocation of the Live Well Minority Stock Consideration set forth on Schedule 2.02(c); (c) the Stock Pledge Agreement and the other security documents contemplated by this Agreement; and (d) the PubCo Joinder confirming the obligations of PubCo described in Section 6.09. The Parties acknowledge and agree that this Agreement may be executed and become effective notwithstanding that the foregoing agreements, schedules and documents remain to be finalized following the date of this Agreement, and that the satisfaction of this Section 8.04 shall be a condition to the obligation of Seller to consummate the Closing. Notwithstanding the foregoing or anything to the contrary in this Agreement, the execution and delivery of a Joinder to the Minority Holder Agreement by any or all of the Live Well Minority Members shall not be a condition to the Closing, it being understood that the participation (or non-participation) of the Live Well Minority Members, and the automatic adjustments resulting therefrom, shall be governed by Section 2.08.

Section 8.05 Manager Consent; Operating Agreement Compliance. The Manager of Live Well Drugstore shall have consented in writing to the transfers of membership interests contemplated by the Live Well Minority Acquisition and this Agreement, as required under Section 5.4 of the Live Well Drugstore operating agreement, and the right-of-first-refusal and notice procedures set forth in Section 13.2 of the Live Well Drugstore operating agreement shall have been satisfied or validly waived with respect to such transfers.

ARTICLE IX.
SURVIVAL, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

Section 9.01 Survival of Representations and Warranties. All representations and warranties of the Parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date, after which they shall terminate.

Section 9.02 No Special Damages. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to any other Party or any of its Affiliates for any consequential, incidental, punitive or special damages, or for any diminution in value or lost profits, in each case arising out of or relating to this Agreement or the performance or breach hereof or any Liability retained or assumed hereunder.

Section 9.03 Indemnification by Seller. Subject to the limitations set forth in this Article IX, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or resulting from (a) any breach of any representation or warranty of Seller contained in this Agreement, or (b) any breach of any covenant or agreement of Seller contained in this Agreement.

Section 9.04 Indemnification by Buyer. Subject to the limitations set forth in this Article IX, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in this Agreement, or (b) any breach of any covenant or agreement of Buyer contained in this Agreement.

Section 9.05 Limitations. (a) Neither Party shall be liable under Section 9.03 or Section 9.04, as applicable, unless and until the aggregate amount of indemnifiable Liabilities exceeds one percent (1%) of the Purchase Price, in which case such Party shall be liable only for the amount in excess of such threshold. (b) In no event shall either Party's aggregate liability under Section 9.03 or Section 9.04, as applicable, exceed ten percent (10%) of the Purchase Price. (c) The limitations in this Section 9.05 shall not apply to (i) claims based on fraud or intentional misrepresentation, (ii) breaches of the Fundamental Representations, or (iii) Buyer's obligations in respect of the Deferred Cash Payment, the Assumed Indebtedness, the Seller Guaranty or the Stock Pledge Agreement. For the avoidance of doubt, the rights and remedies of Seller under Section 6.08 are independent of, and shall not be limited by, this Article IX, including the limitations set forth in this Section 9.05. For purposes of this Agreement, "Fundamental Representations" means the representations and warranties set forth in Section 3.03 (Capitalization and Ownership), Section 3.07 (Taxes), Section 3.29 (Brokers), Section 5.01 (Authority; Binding Obligation), and Section 5.03 (Title to the Purchased Securities).

Section 9.06 Claims Procedure. A Party seeking indemnification under this Article IX (the "Indemnified Party") shall give the other Party (the "Indemnifying Party") prompt written notice of any claim, specifying in reasonable detail the basis therefor; provided that the failure to give prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby. With respect to any third-party claim, the Indemnifying Party may assume the defense thereof with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate in such defense; provided that the

Indemnifying Party shall not settle any such claim without the Indemnified Party's prior written consent (not to be unreasonably withheld) unless such settlement includes a full release of the Indemnified Party and does not impose any non-monetary obligation on the Indemnified Party.

Section 9.07 Survival of Indemnification. The indemnification obligations set forth in this Article IX shall survive the Closing for the period set forth in Section 9.01, except that claims based on fraud, the Fundamental Representations, or Buyer's obligations in respect of the Deferred Cash Payment, the Assumed Indebtedness, the Seller Guaranty or the Stock Pledge Agreement shall survive indefinitely (or, if applicable Law does not permit indefinite survival, for the maximum period permitted).

ARTICLE X.
MISCELLANEOUS

Section 10.01 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when sent by electronic mail in portable document format (.pdf) (or similar format), with confirmation of transmission, (c) on the next Business Day when sent by a nationally recognized overnight courier, or (d) on the second (2nd) Business Day after being sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective Parties at the addresses set forth below (or to such other address as a Party may designate by notice in accordance with this Section):

If to Buyer:	First Choice Healthcare Solutions, Inc. 95 Bulldog Blvd., Suite 202 Melbourne, FL 32901 Attention: Lance B. Friedman, CEO and Director Email: lfriedman@myfcmg.com
With a copy (which shall not constitute notice) to:	Sichenzia Ross Ference, LLP Attn: Arthur Marcus 1185 Avenue of the Americas, 31st floor New York, NY 10036 Email: amarcus@srfc.law
If to the Seller:	Gary Bernard, M.D. 88 Pine Haven Dr. St. Johns, FL 32259] Email: drb@pointemed.com
With a copy (which shall not constitute notice) to:	Lucosky Brookman LLP Attn: Andrea Cataneo Attn: Joseph Lucosky 101 Wood Avenue South Woodbridge, New Jersey 08830

Email: ACataneo@lucbro.com
Email: jlucosky@lucbro.com

Section 10.02 Termination. Time is of the essence with respect to this Agreement. This Agreement may be terminated by either Buyer or Seller if the Closing has not occurred on or prior to the date that is one hundred twenty (120) days following the Effective Date (the "Outside Date"); provided, however, that if the Registration Statement has been filed with the Securities and Exchange Commission on or prior to the Outside Date and remains under review by the Securities and Exchange Commission as of the Outside Date, the Outside Date shall automatically be extended until the date that is five (5) Business Days following the date on which the Registration Statement is declared effective, provided that in no event shall the Outside Date, as so extended, extend beyond the date that is one hundred eighty (180) days following the Effective Date; provided, further, that Buyer is using commercially reasonable efforts to cause the Registration Statement to be declared effective. Notwithstanding the foregoing, no Party shall have the right to terminate this Agreement pursuant to this Section 10.02 if such Party's breach of this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or prior to the Outside Date. This Agreement may also be terminated at any time prior to the Closing by mutual written consent of Buyer and Seller. In the event of any termination of this Agreement pursuant to this Section 10.02, this Agreement shall become void and of no further force or effect and there shall be no Liability on the part of Buyer or Seller, except for (a) liability for any breach of this Agreement prior to such termination and (b) the provisions of Section 6.02 and Section 6.03, which shall survive such termination.

Section 10.03 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, understandings, negotiations and discussions among the Parties relating to such subject matter.

Section 10.04 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement signed by all of the Parties to this Agreement.

Section 10.05 Assignment; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that Buyer may assign this Agreement or any of its rights or obligations hereunder to one or more of its Affiliates without the prior written consent of Seller; provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment in violation of this Section 10.05 shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights or delegate the performance of its obligations under this Agreement to Westin, PubCo, Wellgevity 360, Inc., a Delaware corporation, or any other Affiliate or successor entity, in connection with the Business Combination, including for purposes of effecting the acquisition of the Purchased Securities and the assumption of Buyer's rights and obligations under this Agreement; provided that no such assignment or delegation shall relieve Buyer of any of its obligations under this Agreement.

Section 10.06 Waiver; Consents. No waiver of any provision of this Agreement or any breach hereunder shall be effective unless set forth in a written instrument executed by the Party against whom such waiver is sought to be enforced. No waiver of any breach or failure to enforce any provision of this Agreement shall operate as a waiver of any other or subsequent breach. Whenever this Agreement requires or permits the consent of a Party, such consent shall be in writing and executed by such Party.

Section 10.07 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 10.08 Counterparts, Facsimiles. This Agreement may be executed in multiple counterparts, and on separate counterparts, including electronically by DocuSign, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

Section 10.09 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially adversely affected for any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 10.10 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Brevard County, Florida, for the resolution of any dispute arising out of or relating to this Agreement and agrees that all claims in respect of such dispute shall be brought solely in such courts. Each Party hereby waives any objection to venue in such courts, including any claim that such forum is inconvenient. In the event of any legal action or proceeding arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable attorneys' fees and costs incurred in connection therewith.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER IN THE EVENT OF LITIGATION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS

WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY'S ENTERING INTO THIS AGREEMENT.

Section 10.11 No Third-Party Beneficiaries or Other Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Section shall restrict the assignment of rights under this Agreement to Seller's heirs or estate upon the death of Seller in accordance with the terms of this Agreement. The representations and warranties contained in this Agreement are made solely for purposes of this Agreement and shall not be construed to confer any rights upon any Person other than the Parties hereto.

Section 10.12 Further Assurances. Each Party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents and instruments and take such further actions as the other Party may reasonably request to carry out the purposes of this Agreement and to consummate and evidence the transactions contemplated hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.,
a Delaware corporation

By: ______________________
Name: Lance B. Friedman
Title: CEO and Director

SELLER:

DocuSigned by:
____
09449411178847F...
Gary C. Bernard, M.D.

SCHEDULES AND EXHIBITS

<u>Schedules</u>

Seller Disclosure Schedules

Schedule A – Live Well Minority Members

Schedule 2.02(c) – Allocation of Live Well Minority Stock Consideration

Schedule 2.04 – Net Working Capital Methodology and Illustrative Calculation

<u>Exhibits</u>

Exhibit A-1 – <u>Live Well Lease</u>

Exhibit A-2 – <u>Pointe Med Lease</u>

SELLER DISCLOSURE SCHEDULES
Dated as of July __, 2026

These Disclosure Schedules (these "Disclosure Schedules") are delivered by Seller to Buyer concurrently with the execution of that certain Amended and Restated Stock Purchase Agreement, dated as of July __, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), by and between First Choice Healthcare Solutions, Inc., a Delaware corporation ("Buyer"), and Gary C. Bernard, M.D. ("Seller"). Capitalized terms used but not otherwise defined in these Disclosure Schedules have the meanings ascribed to them in the Agreement.

I. General Disclosures; Purpose and Effect

The matters set forth in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be set forth herein, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, except to the extent required by the Agreement to be set forth herein.

The Disclosure Schedules are arranged in sections corresponding to the sections of the Agreement to which they relate. The disclosure of any matter in any section of these Disclosure Schedules shall qualify the corresponding representation, warranty, covenant or agreement in the Agreement and any other representation, warranty, covenant or agreement in the Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representation, warranty, covenant or agreement, notwithstanding the absence of any express cross-reference.

These Disclosure Schedules are qualified in their entirety by reference to the specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, independent representations or warranties except as expressly set forth in the Agreement.

The inclusion of any information in these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or any Acquired Company that such information is material, that such information is required to be disclosed, that any breach, violation, default, liability or obligation exists, or that such information is outside the ordinary course of business.

Any attachments, exhibits or other documents appended to these Disclosure Schedules are incorporated herein by reference for all purposes of the Agreement as though fully set forth herein.

Schedule 3.02(c) – Consents; Approvals; Filings; Notifications

Schedule 3.03(a) –Capitalization of the Acquired Companies

Schedule 3.03(b) –Outstanding Equity Rights and Related Matters

Schedule 3.05 – Interim Changes / Events Since March 31, 2026

Schedule 3.06 – Undisclosed Liabilities

Schedule 3.07(b) –Tax Returns to Be Filed After the Effective Date and Before Closing

Schedule 3.08 – Accounts Receivable Exceptions

Schedule 3.09 – Inventory Matters

Schedule 3.11 – Litigation; Actions; Orders

Schedule 3.12(b) – Leased Real Property

Schedule 3.13(a) – Material Tangible Personal Property

Schedule 3.14 – Personal Property Leases

Schedule 3.17 – Licenses and Permits Exceptions

Schedule 3.19(a) – Material Contracts

Schedule 3.20 – Contract Validity; Defaults; Required Consents

Schedule 3.21 – Owned Intellectual Property Used in the Business

Schedule 3.21(a) – Registered Intellectual Property

Schedule 3.21(b) – IP Licenses and Other IP Agreements

Schedule 3.22 – Insurance Policies

Schedule 3.24(a) – Employees; Officers; Directors

Schedule 3.24(b) – Consultants; Independent Contractors; Continuing Compensation Obligations

Schedule 3.24(c) – Related-Party Indebtedness

Schedule 3.25 – Bank Accounts; Investment Accounts; Safe Deposit Boxes

Schedule 3.26 – Employment, Consulting and Similar Agreements

Schedule 3.29 – Brokers; Finders; Improper Payments Exceptions

Schedule 3.30 – Change in Ownership / Change of Control Matters

Schedule A – Live Well Minority Members

Schedule 2.04 – Net Working Capital Methodology and Illustrative Calculation

Schedule 2.02(c) – Allocation of Live Well Minority Stock Consideration

Exhibit A-1 – Live Well Lease

(Attached hereto)

Exhibit A-2 – Pointe Med Lease

(Attached hereto)